Exhibit (a)(1)(A)
Offer To Purchase
All Outstanding Shares of Common Stock
of
PHX MINERALS INC.
at
$4.35 Per Share, Net in Cash by
WHITEHAWK MERGER SUB, INC.
a subsidiary of
WHITEHAWK ACQUISITION, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 20, 2025, UNLESS THE OFFER IS EXTENDED.
WhiteHawk Merger Sub, Inc., a Delaware corporation (“Purchaser”), a subsidiary of WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01666 per share (the “Shares”), of PHX Minerals Inc., a Delaware corporation (“PHX”), at a purchase price of $4.35 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 8, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among PHX, Parent, and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into PHX upon the terms and subject to the conditions set forth in the Merger Agreement, with PHX continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined below in Section 11 — “The Merger Agreement; Other Agreements”), (ii) Shares owned directly by PHX (or any wholly owned subsidiary of PHX), Parent, Purchaser or any of their respective affiliates and (iii) PHX Restricted Shares (as defined below in the “Summary Term Sheet”) will be converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and subject to any applicable tax withholding. See Section 11 — “The Merger Agreement; Other Agreements.” Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in the Merger Agreement, including, among other conditions, the Minimum Condition (as defined below in the “Summary Term Sheet”). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
The Board of Directors of PHX (the “PHX Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of PHX and PHX’s stockholders, and declared it advisable for PHX to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by PHX of the Merger Agreement, the performance by PHX of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions therein; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”); and (iv) recommended that PHX’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” below. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-0625
Banks and Brokers may call collect: (212) 750-5833
IMPORTANT
If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.
If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Time (as defined below in the “Summary Term Sheet”) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning PHX contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by PHX or has been taken from, or is based upon, publicly available documents or records of PHX on file with the SEC or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	All of the issued and outstanding shares of common stock, par value $0.01666 per share, of PHX (the “Shares”).
Price Offered Per Share	$4.35, net to the seller in cash, without interest thereon and subject to any applicable tax withholding.
Scheduled Expiration of Offer	12:00 Midnight, New York City time, at the end of June 20, 2025, unless the Offer is otherwise extended or earlier terminated.
Purchaser	WhiteHawk Merger Sub, Inc., a Delaware corporation and a subsidiary of WhiteHawk Acquisition, Inc., a Delaware corporation, which is a subsidiary of WhiteHawk Income Corporation.
Who is offering to buy my securities?
WhiteHawk Merger Sub, Inc. (“Purchaser”), a Delaware corporation, which was formed for the purpose of making the Offer, is offering to buy your Shares. Purchaser is a subsidiary of Parent. Parent is a subsidiary of WhiteHawk.
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent or WhiteHawk. We use the term “Purchaser” to refer to WhiteHawk Merger Sub, Inc. alone, the term “Parent” to refer to WhiteHawk Acquisition, Inc. alone, the term “WhiteHawk” to refer to WhiteHawk Income Corporation alone and the term “PHX” to refer to PHX Minerals Inc., a Delaware corporation.
See Section 8 — “Certain Information Concerning Parent, Purchaser and WhiteHawk.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01666 per share, of PHX on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the shares of PHX’s common stock, par value $0.01666 per share, that are the subject of the Offer.
See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, PHX. Following consummation of the Offer, we intend to complete the Merger (as defined below) as promptly as practicable (but in any event on the same Business Day (which shall mean any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable law or regulation to close)). Upon completion of the Merger, PHX will become a wholly owned subsidiary of Parent. In addition, we intend to cause PHX to be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

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Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay $4.35 per Share, net to the seller in cash, without interest thereon and subject to any applicable tax withholding. We refer to this amount as the “Offer Price.”
See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. PHX, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of May 8, 2025 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into PHX, with PHX surviving such merger as a wholly owned subsidiary of Parent (such merger, the “Merger”).
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer”). In general, provided that you are a U.S. Holder and hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. Backup withholding tax may apply to the cash payments made pursuant to the Offer or the Merger, unless U.S. Holders comply with certification procedures under the backup withholding rules.
If you are a Non-U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax consequences of the Offer”), you will generally not be subject to U.S. federal income tax on your receipt of cash in exchange for your Shares pursuant to the Offer or the Merger, but you may be subject to a backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from backup withholding tax.
See Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer and the Merger (including for Non-U.S. Holders). See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for a more detailed discussion of the certification procedures under the backup withholding rules.

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We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $204.2 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. We expect that we will receive such funds pursuant to executed commitment letters entered into in connection with the Equity Financing (as defined below) and Debt Financing (as defined below). No later than one Business Day prior to the Effective Time, we expect to obtain the necessary funds pursuant to such commitment letters to (i) purchase all of the Shares pursuant to the Offer and (ii) complete the Merger. There is no financing condition to our obligation to consummate the Offer or the Merger.
See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all issued and outstanding Shares solely for cash;

•
if we consummate the Offer, we intend to complete the Merger, in which all Shares (subject to limited exceptions for Shares subject to appraisal rights and any Shares held by us, PHX or its subsidiaries) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash;

•
Purchaser, through the executed commitment letters entered into in connection with the Equity Financing and the Debt Financing, expects to have sufficient funds available to purchase all Shares validly tendered, and not withdrawn, in the Offer and all Shares converted into the right to receive the Offer Price in cash in the Merger; and

•
the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including, among other conditions, the Minimum Condition. The “Minimum Condition” is the condition that, as of immediately prior to the Expiration Time, there be validly tendered and not withdrawn in accordance with the terms of the Offer, and “received” by the “depositary” for the Offer (as such terms are defined in Section 251(h) of the DGCL) a number of Shares that, together with the Shares then owned, if any, by Parent, Purchaser and any of their respective affiliates (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL), represents at least a majority of the sum of (i) the aggregate number of issued and outstanding Shares as of immediately prior to the Expiration Time plus (ii) an additional number of Shares equal to the aggregate number of Shares issuable upon the conversion, exchange or exercise, as applicable, of all PHX equity awards, and any other options, warrants or other rights to acquire, or securities convertible or exchangeable for, Shares that, in each case, are outstanding immediately prior to the Expiration Time and are vested or otherwise exercisable, convertible or exchangeable at or immediately prior to the Expiration Time.
How long do I have to decide whether to tender my Shares in the Offer?
You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means 12:00 midnight, New York City time, at the end of June 20, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event

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the term “Expiration Time” means such subsequent date or the Offer is earlier terminated. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.
If you cannot deliver everything required to make a valid tender by the scheduled expiration of the Offer, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” prior to the scheduled expiration of the Offer.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement provides for extension of the Offer under the following circumstances:
•
Purchaser must extend the Offer for any period required by law, order or any rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange, in each case, as applicable to the Offer;

•
if, as of any then-scheduled Expiration Time, all of the conditions to the Offer set forth in Annex A to the Merger Agreement (collectively, the “Offer Conditions”) are not satisfied or waived (if permitted by applicable law), Purchaser may (in its sole discretion), and Parent may (in its sole discretion) cause Purchaser to, extend the Offer for one or more successive extension periods of up to 10 Business Days each (with each such period to end at 12:00 midnight (New York City time) at the end of the last business day of such period) (or any other period as may be approved in advance in writing by PHX) in order to permit the satisfaction of all Offer Conditions; provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Purchaser shall be required to extend the Offer for no more than three occasions in consecutive periods of 10 Business Days each (each such period to end at 12:00 midnight (New York City time) at the end of the last Business Day of such period) (or such other period as may be approved in advance by PHX, Parent and Purchaser);

•
if, at the then-scheduled Expiration Time, PHX brings or shall have brought any action in accordance with the Merger Agreement that is pending to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser, the Expiration Time shall be extended not beyond the Outside Date (as defined below), (i) for the period during which such action is pending or (ii) by such other time period established by the court presiding over such action, as the case may be; and

•
if, as of the then-scheduled Expiration Time, (i) all of the Offer Conditions have been satisfied (or as permitted by applicable law, waived) and (ii) the full amount of the Debt Financing necessary to pay the aggregate Required Amount (as defined below) has not been funded and will not be available to be funded pursuant to the terms thereof so as to enable Parent and Purchaser to consummate the Merger, then Purchaser shall have the right to (and Parent shall have the right to cause Purchaser to) extend the Offer for one period of up to five Business Days, so long as such extension would not result in the Offer being extended beyond the third Business Day immediately preceding the Outside Date (as defined below).

However, in no event shall Parent or Purchaser be required to extend the Offer beyond November 10, 2025 (such date, unless extended by mutual written consent of PHX, Parent and Purchaser, the “Outside Date”).
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”
Will there be a subsequent offering period?
It is not expected that there will be, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.
See Section 1 — “Terms of the Offer.”

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How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Time.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the Expiration Time, including, among other conditions:
•
the Minimum Condition;

•
the accuracy of PHX’s representations and warranties set forth in the Merger Agreement, and the performance of PHX’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

•
that since May 8, 2025, there shall not have been any effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined below in Section 11 — “The Merger Agreement; Other Agreements”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing condition.
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Time. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Time, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Time.
In addition, if we have not accepted your Shares for payment by the end of the Outside Date, you may withdraw them at any time after that date until we accept your Shares for payment.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If

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you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the PHX Board?
Yes. The PHX Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of PHX and PHX’s stockholders, and declared it advisable for PHX to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by PHX of the Merger Agreement, the performance by PHX of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions therein; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL; and (iv) recommended that PHX’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
More complete descriptions of the reasons for the PHX Board’s approval of the Offer and the Merger are set forth in PHX’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by PHX with the SEC under the Exchange Act and mailed to you and other stockholders in connection with the Offer.
Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-heading “Background of the Offer; Reasons for Recommendation of the Board.”
If Shares tendered pursuant to the Offer are purchased by Purchaser, will PHX continue as a public company?
No. We expect to complete the Merger as promptly as practicable following the consummation of the Offer (but in any event on the same Business Day). Once the Merger takes place, PHX will be a subsidiary of Parent. Following the Merger, we intend to cause PHX to be delisted from the New York Stock Exchange and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of PHX’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
•
the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the applicable provisions of Section 251(h), would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or of any class or series thereof, and such offer may exclude any excluded stock (as defined in Section 251(h)(6)d. of the DGCL) and provided further that the corporation may consummate separate offers for separate classes or series of the stock of such constituent corporation;

•
immediately following the consummation of the tender offer, the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depository prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any rollover stock, equals at least such percentage of the shares of stock of such constituent

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corporation, and of each class or series thereof, that, absent the applicable provisions of Section 251(h), would be required to adopt the agreement of merger by this chapter and by the certificate of incorporation of such constituent corporation;
•
the corporation consummating the offer merges with or into such constituent corporation pursuant to such agreement; and

•
each outstanding share (other than shares of excluded stock) of each class or series of stock of such constituent corporation that is not irrevocably accepted for purchase or exchange in the offer is to be converted in such merger into, or into the right to receive, the same amount and kind of cash, property, rights or securities to be paid for shares of such class or series of stock of such constituent corporation irrevocably accepted for purchase or exchange in such offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of PHX’s stockholders and without a vote or any further action by the PHX stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the Effective Time, all of the then issued and outstanding Shares (other than (i) Dissenting Shares, (ii) Shares owned directly by PHX (or any wholly owned subsidiary of PHX), Parent, Purchaser or any of their respective affiliates and (iii) PHX Restricted Shares) will be converted in the Merger into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest thereon and subject to any applicable tax withholding.
If the Merger is completed, PHX’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer.
Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 — “Appraisal Rights.” However, in the unlikely event the Offer is consummated but the Merger is not completed, the number of PHX’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that PHX will be delisted from the New York Stock Exchange, will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What will happen to my restricted shares in the Offer?
The Offer is being made only for outstanding Shares, excluding any Shares subject to vesting, repurchase or other restrictions issued under the PHX Minerals Inc. Amended 2010 Restricted Stock Plan, the PHX Minerals Inc. Amended and Restated 2021 Long-Term Incentive Plan or the PHX Minerals Inc. Deferred Compensation Plan for Non-Employee Directors (such Shares, the “PHX Restricted Shares”). Holders of PHX Restricted Shares may participate in the Offer only if such PHX Restricted Shares vest in accordance with the terms of the applicable equity incentive plan and other applicable agreements of PHX and subsequent to such vesting, the holder has sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
At the Effective Time, by virtue of the Merger, automatically and without any action on the part of PHX, Parent or the holder thereof, each PHX Restricted Share subject only to vesting conditions based on

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a time or designated period of service with PHX (the “PHX Time-Based Restricted Shares”) outstanding as of immediately prior to the Effective Time shall be cancelled and converted into a right to receive an amount in cash, without interest (a “Restricted Cash Award”) equal to the sum of (a) the product of (i) the number of Shares subject to such PHX Time-Based Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration, plus (b) any dividends that are accrued but unpaid immediately prior to the Effective Time with respect to such PHX Time-Based Restricted Share. Each Restricted Cash Award shall generally remain subject to the same terms and conditions that applied to the corresponding PHX Time-Based, but shall vest and become payable upon the earlier of (x) the date the corresponding PHX Time-Based Restricted Share would have vested pursuant to the terms thereof and (y) the date that is 90 days following the date of the closing of the Merger (the “Closing” and the “Closing Date”). Each Restricted Cash Award, less any applicable withholding taxes, will be paid by the Surviving Corporation as soon as reasonably practicable following the date such Restricted Cash Award becomes so payable (but in any event no later than three business days thereafter). As further described below in Section 11 — “The Merger Agreement; Other Agreements — Employment and Employee Benefits,” PHX will be required to terminate the employment of certain of the executive officers and employees of PHX effective as of the Closing. Pursuant to the terms of the plan and award agreements governing the applicable PHX Time-Based Restricted Shares, such termination will result in the vesting, as of such termination, of the Restricted Cash Awards held by such persons.
At the Effective Time, by virtue of the Merger, automatically and without any action on the part of PHX, Parent or the holder thereof, each PHX Restricted Share subject to vesting conditions based on specified stock performance or other performance metrics (the “PHX Performance-Based Restricted Shares”) outstanding as of immediately prior to the Effective Time shall vest in full (assuming achievement of maximum performance) and become free of restrictions and shall be cancelled and terminated automatically and converted into the right to receive an amount in cash (without interest) equal to the sum of (a) the Merger Consideration plus (b) any dividends that are accrued but unpaid immediately prior to the Effective Time with respect to such PHX Performance-Based Restricted Share (the “Performance-Based Restricted Share Consideration”). The Performance-Based Restricted Share Consideration, less any applicable withholding taxes, will be paid by the Surviving Corporation as soon as reasonably practicable following the Closing Date (and in no event later than three business days thereafter).
At the Effective Time, by virtue of the Merger, automatically and without any action on the part of PHX, Parent or the holder thereof, each right to receive Shares in accordance with PHX’s Deferred Compensation Plan for Non-Employee Directors (the “PHX DCP Units”) outstanding as of immediately prior to the Effective Time shall be cancelled and terminated automatically and converted into the right to receive (without interest) an amount in cash equal to (a) the number of Shares subject to each PHX DCP Unit immediately prior to the Effective Time multiplied by (b) the Merger Consideration.
See Section 11 — “The Merger Agreement; Other Agreements.”
What is the market value of my Shares as of a recent date?
On May 8, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sale price of the Shares on the New York Stock Exchange was $3.58 per Share. On May 21, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on the New York Stock Exchange was $4.32 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. In connection with the execution and delivery of the Merger Agreement, all of the current directors and executive officers of PHX (collectively, the “Supporting Stockholders”), entered into Tender and Support Agreements with Parent and Purchaser (the “Tender and Support Agreements”). As of May 8, 2025, the Supporting Stockholders collectively beneficially owned approximately 10% of the outstanding Shares on a fully diluted basis.

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Pursuant to the Tender and Support Agreements, the Supporting Stockholders have agreed, among other things, and subject to the terms thereof, to tender in the Offer all Shares beneficially owned by such Supporting Stockholders (other than any PHX Restricted Shares) and not withdraw any such Shares that have been tendered (such Shares, collectively, representing approximately 4.2% of the outstanding Shares as of May 8, 2025.
See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price and Merger Consideration (which are equal in amount per Share).
See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), toll free at (888) 750-0625. See the back cover of this Offer to Purchase for additional contact information.

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INTRODUCTION
WhiteHawk Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a subsidiary of WhiteHawk Acquisition, Inc., a Delaware limited liability company (“Parent”), is offering to purchase all issued and outstanding shares of common stock, par value, $0.01666 per share (the “Shares”), of PHX Minerals Inc., a Delaware corporation (“PHX”), at a purchase price of $4.35 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Parent is a subsidiary of WhiteHawk Income Corporation, a Delaware corporation (“WhiteHawk”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 8, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among PHX, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into PHX upon the terms and subject to the conditions set forth in the Merger Agreement, with PHX continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, (ii) Shares owned directly by PHX (or any wholly owned subsidiary of PHX), Parent, Purchaser or any of their respective affiliates and (iii) PHX Restricted Shares) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest thereon and subject to any applicable tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined below in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The PHX Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of PHX and PHX’s stockholders, and declared it advisable for PHX to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by PHX of the Merger Agreement, the performance by PHX of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions therein; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL; and (iv) recommended that PHX’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
More complete descriptions of the PHX Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are set forth in PHX’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”).
Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-heading “Background of the Offer; Reasons for Recommendation of the Board.”
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in the Merger Agreement, including, among others, the Minimum Condition (as defined above in the “Summary Term Sheet”). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
PHX has advised Parent that RBC Capital Markets, LLC (“RBCCM”), financial advisor to PHX, rendered its opinion to the PHX Board, and the PHX Board have received such opinion, to the effect that, as of May 8, 2025 and based upon and subject to the assumptions, qualifications, limitations and other matters as set forth therein, the Offer Price to be received by holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of RBCCM, dated as of May 8, 2025, is attached as Exhibit (a)(5)(c) to the Schedule 14D-9. RBCCM’s advice (written or oral) and opinion were provided for the benefit, information and assistance of the PHX Board (in its capacity as such) in connection with its evaluation of the Offer and the Merger (referred to collectively in this section as the “Transaction”). RBCCM’s opinion did not address the underlying business decision of PHX to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction that may be available to PHX or in which PHX might engage. RBCCM’s opinion does not constitute an opinion or recommendation to any stockholder as to how such stockholder should act with respect to the Transaction, including whether or not to tender any or all Shares into the Offer.
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
1.
Terms of the Offer

Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price, net to the seller in cash, without interest thereon and subject to applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, as promptly as practicable after the Expiration Time, pay for all Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”
The Merger Agreement provides for extension of the Offer under the following circumstances:
•
Purchaser must extend the Offer for any period required by law, order or any rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange, in each case, as applicable to the Offer;

•
if, as of any then-scheduled Expiration Time, all of the conditions to the Offer set forth in Annex A to the Merger Agreement (collectively, the “Offer Conditions”) are not satisfied or waived (if permitted by applicable law), Purchaser may (in its sole discretion), and Parent may (in its sole discretion) cause Purchaser to, extend the Offer for one or more successive extension periods of up to 10 Business Days each (with each such period to end at 12:00 midnight (New York City time) at the end of the last business day of such period) (or any other period as may be approved in advance in writing by PHX) in order to permit the satisfaction of all Offer Conditions; provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Purchaser shall be required to extend the Offer for no more than three occasions in consecutive periods of 10 Business Days each (each such period to end at 12:00 midnight (New York City time) at the end of the last Business Day of such period) (or such other period as may be approved in advance by PHX, Parent and Purchaser);

•
if, at the then-scheduled Expiration Time, PHX brings or shall have brought any action in accordance with the Merger Agreement that is pending to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser, the Expiration Time shall be extended not beyond the Outside Date (as defined below), (i) for the period during which such action is pending or (ii) by such other time period established by the court presiding over such action, as the case may be; and

•
if, as of the then-scheduled Expiration Time, (i) all of the Offer Conditions have been satisfied (or as permitted by applicable law, waived) and (ii) the full amount of the Debt Financing necessary to pay the aggregate Required Amount (as defined below) has not been funded and will not be available to be funded pursuant to the terms thereof so as to enable Parent and Purchaser to consummate the Merger, then Purchaser shall have the right to (and Parent shall have the right to cause Purchaser

to) extend the Offer for one period of up to five Business Days, so long as such extension would not result in the Offer being extended beyond the third Business Day immediately preceding the Outside Date.
However, in no event shall Parent or Purchaser be required to extend the Offer beyond the Outside Date.
The Merger Agreement provides that Purchaser shall not (and Parent shall not permit Purchaser to), without the prior written consent of PHX: (i) waive or modify the Minimum Condition or the Offer Condition that the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”) or (ii) make any change to the terms or conditions to the Offer that: (a) changes the form of consideration to be paid in the Offer; (b) decreases the Offer Price or the number of Shares sought in the Offer; (c) extends the Offer or extends or otherwise changes the Expiration Time (except as required or permitted above); (d) imposes conditions to the Offer other than the Offer Conditions; (e) provides for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act; or (f) otherwise amends, modifies or supplements the Offer in a manner materially adverse to PHX’s stockholders or in any manner that materially delays or interferes with, hinders or impairs the consummation of the Offer.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions.
Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate the Offer at any scheduled Expiration Time or amend or terminate the Offer as otherwise permitted by the Merger Agreement, if any of the Offer Conditions has not been satisfied at the Expiration Time. However, the Merger Agreement provides for extension of the Offer under the following circumstances:
•
Purchaser must extend the Offer for any period required by law, order or any rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange, in each case, as applicable to the Offer;

•
if, as of any then-scheduled Expiration Time, all of the conditions to the Offer set forth in Annex A to the Merger Agreement (collectively, the “Offer Conditions”) are not satisfied or waived (if permitted by applicable law), Purchaser may (in its sole discretion), and Parent may (in its sole discretion) cause Purchaser to, extend the Offer for one or more successive extension periods of up to 10 Business Days each (with each such period to end at 12:00 midnight (New York City time) at the end of the last business day of such period) (or any other period as may be approved in advance in writing by PHX) in order to permit the satisfaction of all Offer Conditions; provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Purchaser shall be required to extend the Offer for no more than three occasions in consecutive periods of 10 Business Days each (each such period to end at 12:00 midnight (New York City time) at the end of the last Business Day of such period) (or such other period as may be approved in advance by PHX, Parent and Purchaser);

•
if, at the then-scheduled Expiration Time, PHX brings or shall have brought any action in accordance with the Merger Agreement that is pending to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser, the Expiration Time shall be extended not beyond the Outside Date (as defined below), (i) for the period during which such action is pending or (ii) by such other time period established by the court presiding over such action, as the case may be; and

•
if, as of the then-scheduled Expiration Time, (i) all of the Offer Conditions have been satisfied (or as permitted by applicable law, waived) and (ii) the full amount of the Debt Financing necessary to pay the aggregate Required Amount (as defined below) has not been funded and will not be available to be funded pursuant to the terms thereof so as to enable Parent and Purchaser to consummate the Merger, then Purchaser shall have the right to (and Parent shall have the right to cause Purchaser to) extend the Offer for one period of up to five Business Days, so long as such extension would not result in the Offer being extended beyond the third Business Day immediately preceding the Outside Date.

However, in no event shall Parent or Purchaser be required to extend the Offer beyond the Outside Date.
Under certain circumstances described in the Merger Agreement, we may terminate the Merger Agreement.
PHX has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.” Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.
If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Time by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent, WhiteHawk, or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of PHX’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Information Reporting and Backup Withholding.   Payments made to stockholders of PHX in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding and potential penalties, any U.S. Holder (as defined below) that does not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, listing such U.S. Holder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any Non-U.S. Holder (as defined below) should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after the Outside Date if Purchaser has not accepted them for payment by the end of the Outside Date.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, WhiteHawk or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.
Certain U.S. Federal Income Tax Consequences of the Offer

The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of PHX whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not address the tax consequences of the Offer or the Merger to holders of Shares (i) received in compensatory arrangements, such as the PHX Restricted Shares, or (ii) who exercise appraisal rights in connection with the Merger under the DGCL.
The summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of PHX. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect in a manner that could adversely affect a holder of Shares. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to stockholders of PHX in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of PHX equity awards, or to special classes of taxpayers (e.g., foreign taxpayers, except as specifically described below, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and stockholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares).
In addition, this summary does not address U.S. federal taxes other than income taxes (including, but not limited to, estate and gift taxes). This summary alone does not address any alternative minimum tax consequences, the Medicare contribution tax on net investment income, any alternative minimum tax considerations, the special tax accounting rules under Section 451(b) of the Code, any tax consequences associated with transactions occurring prior to, concurrently with, or after the Offer or the Merger, including, without limitation, any transaction in which Shares were acquired, any tax consequences to holders of promissory notes, options, warrants or other rights to acquire Shares, or any other considerations in respect of the Foreign Account Tax Compliance act of 2010 (including the U.S. Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is:
•
an individual who is a citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws. Furthermore, holders of Shares received in respect of any compensatory arrangements are urged to consult their tax advisors with respect to the U.S. federal tax consequences of the Offer or the Merger, as well as any tax consequences arising under any state, local or foreign tax laws.
U.S. Holders.   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. A U.S. Holder’s adjusted tax basis in a Share generally will be equal to the amount the U.S. holder paid for the Share. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. Holder’s holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 20%. In addition, certain non-corporate stockholders may be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at short-term capital gains tax rates. Certain limitations apply to the use of a U.S. Holder’s capital losses.
Non-U.S. Holders.   Non-U.S. Holders generally will not be subject to U.S. federal income tax on their receipt of cash in exchange for their Shares pursuant to the Offer or the Merger, unless:
•
(i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Offer or Merger and certain other conditions are met;

•
(ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•
(iii) the Non-U.S. Holder’s Shares constitute “United States real property interests” (or “USRPIs”) by reason of PHX’s status as a “United States real property holding corporation” (or “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale of Shares pursuant to the Offer or the Merger and the Non-U.S. Holder’s holding period in the Shares.

With respect to clause (iii) of the preceding paragraph, the determination of whether PHX is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. We have not determined whether PHX has been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the Offer or the Merger. Even if PHX is a USRPHC, gain realized on the disposition of Shares in the Offer or the Merger by a Non-U.S. Holder of Shares will not be subject to U.S. federal income tax if the Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of the outstanding Shares throughout the shorter of the five-year period ending on the disposition date or the Non-U.S. Holder’s holding period. Non-U.S. Holders owning (actually or constructively) more than 5% of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer or the Merger.

In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such Non-U.S. Holder during the taxable year. In the case of clauses (ii) and (iii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non- U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.
A U.S. Holder or Non-U.S. Holder whose Shares are purchased pursuant to the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
6.
Price Range of Shares; Dividends

The Shares currently trade on the New York Stock Exchange under the symbol “PHX.” The following table sets forth the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by the New York Stock Exchange:
	High	Low
Fiscal Year Ending December 31, 2025
First Quarter	$4.24	$3.64
Second Quarter (through May 21, 2025)	$4.34	$3.37
Fiscal Year Ended December 31, 2024
First Quarter	$3.42	$2.95
Second Quarter	$3.54	$3.09
Third Quarter	$3.47	$3.10
Fourth Quarter	$4.08	$3.30
Fiscal Year Ended December 31, 2023
First Quarter	$3.55	$2.09
Second Quarter	$4.98	$2.75
Third Quarter	$3.95	$2.60
Fourth Quarter	$4.39	$3.32
On May 8, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the New York Stock Exchange was $3.58 per Share. On May 21, 2025, the last full day of trading before commencement of the Offer, the closing price of the Shares on the New York Stock Exchange was $4.32 per Share. Stockholders are urged to obtain current market quotations for the Shares.
The following table sets forth the cash dividends per Share for each quarterly period within the two preceding fiscal years:
Cash Dividend per Share
Fiscal Year Ending December 31, 2025
First Quarter (payable March 28, 2025)	$0.04
Second Quarter (payable June 4, 2025)	$0.04
Fiscal Year Ended December 31, 2024
First Quarter (payable March 29, 2024)	$0.03

Cash Dividend per Share
Second Quarter (payable June 11, 2024)	$0.03
Third Quarter (payable September 6, 2024)	$0.04
Fourth Quarter (payable December 5, 2024)	$0.04
Fiscal Year Ended December 31, 2023
First Quarter (payable March 3, 2023)	$0.0225
Second Quarter (payable June 6, 2023)	$0.0225
Third Quarter (payable September 8, 2023)	$0.0225
Fourth Quarter (payable December 7, 2023)	$0.03

7.
Certain Information Concerning PHX

The summary information set forth below is qualified in its entirety by reference to PHX’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. None of WhiteHawk, Parent or Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, none of WhiteHawk, Parent or Purchaser assumes any responsibility for the accuracy or completeness of the information concerning PHX, whether furnished by PHX or contained in such filings, or for any failure by PHX to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to WhiteHawk, Parent or Purchaser.
General.   PHX, a Delaware corporation, is a Fort Worth-based company focused on perpetual natural gas and oil mineral ownership in resource plays in the United States. Prior to a strategy change in 2019, PHX participated with a working interest on some of its mineral and leasehold acreage and as a result still holds legacy interests in leasehold acreage and non-operated working interests in natural gas and oil properties. The address of PHX’s principal executive offices and PHX’s phone number at its principal executive offices are as set forth below:
1320 South University Drive, Suite 720
Forth Worth, TX 76107
(405) 948-1560
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, PHX is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning PHX’s directors and officers, their remuneration, stock options granted to them, the principal holders of PHX’s securities, any material interests of such persons in transactions with PHX and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 5, 2024 and distributed to PHX’s stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including PHX, that file electronically with the SEC.
8.
Certain Information Concerning Parent, Purchaser and WhiteHawk

Purchaser is a Delaware corporation and a subsidiary of Parent, and was formed solely for the purpose of facilitating the acquisition of PHX. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into PHX and will cease to exist, with PHX surviving the Merger as a wholly owned subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:
WhiteHawk Merger Sub, Inc.
c/o WhiteHawk Income Corporation
2000 Market Street, Suite 910
Philadelphia, PA 19103
(610) 484-3412
Parent is a Delaware corporation and a subsidiary of WhiteHawk, and was formed solely for the purpose of facilitating the acquisition of PHX. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The business address and business telephone number of Parent are as set forth below:
WhiteHawk Acquisition, Inc.
c/o WhiteHawk Income Corporation
2000 Market Street, Suite 910
Philadelphia, PA 19103
(610) 484-3412
WhiteHawk is a Delaware corporation formed to acquire, own and manage mineral and royalty interests in the cores of natural gas resource plays with the objective of generating cash flow from operations. The business address and business telephone number of WhiteHawk are as set forth below:
WhiteHawk Income Corporation
2000 Market Street, Suite 910
Philadelphia, PA 19103
(610) 484-3412
The name, business address, citizenship, current principal occupation or employment, five-year material employment history and citizenship of each director and executive officer of Purchaser, Parent and WhiteHawk and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser, Parent or WhiteHawk or, to the best knowledge of Purchaser, Parent and WhiteHawk, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As a result of the Tender and Support Agreements (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements”), each of Purchaser, Parent and WhiteHawk may be deemed to be the beneficial owner of an aggregate of 3,817,642 Shares as of May 8, 2025 (or approximately 10.1% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Stockholders’ percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of May 8, 2025).
Additionally, as a result of the Tender and Support Agreements and WhiteHawk — Equity Holdings GP, LLC’s (an affiliate of WhiteHawk, the “SPV”) direct and beneficial ownership of 946,606 Shares, Daniel Herz may be deemed to be the beneficial owner of an aggregate of 4,762,248 Shares as of May 8, 2025 (or approximately 12.6% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Stockholders’ and SPV’s percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of May 8, 2025).
Except: (a) pursuant to the Tender and Support Agreements as set forth in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements;” (b) as set forth in the Schedule 13D filed on May 15, 2025 by Purchaser, Parent, WhiteHawk and the other reporting persons thereto; or (c) as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent and WhiteHawk and, to the knowledge of Purchaser, Parent and WhiteHawk, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of PHX; (ii) none of Purchaser, Parent and WhiteHawk and to the knowledge of Purchaser, Parent and WhiteHawk, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of PHX during the past 60 days; (iii) none of Purchaser, Parent, and WhiteHawk and, to the knowledge of Purchaser, Parent and WhiteHawk, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PHX (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent and WhiteHawk, their subsidiaries or, to the knowledge of Purchaser, Parent and WhiteHawk, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PHX or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent or WhiteHawk, their subsidiaries or, to the knowledge of Purchaser, Parent and WhiteHawk, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PHX or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
9.
Source and Amount of Funds

We estimate that we will need approximately $204.2 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. We expect that we will receive such funds pursuant to the executed commitment letters entered into in connection with the Equity Financing (as defined below) and Debt Financing (as defined below). No later than one Business Day prior to the Effective Time, we expect to obtain the necessary funds pursuant to such commitment letters to (i) purchase all of the Shares pursuant to the Offer and (ii) complete the Merger. There is no financing condition to our obligation to consummate the Offer or the Merger Parent has received equity commitment letters, each dated May 8, 2025 (the “Equity Commitment Letters”), from each of WhiteHawk, WhiteHawk Holdings, Inc., a Delaware corporation and certain other persons (collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed, on the terms and subject to the conditions set forth in the Equity Commitment Letters, to provide equity financing (“Equity Financing”) by funding into an account designated by Parent no later than six business days prior to the Expiration Time the commitment amount set forth therein, totaling $104.2 million in the aggregate (such aggregate commitment amount pursuant to the Equity Commitment Letters, the “Equity Commitment”).
Additionally, WhiteHawk and EIG Credit Management Company, LLC (“EIG CMC”) have entered into a debt commitment letter, dated May 8, 2025 (the “Debt Commitment Letter”), pursuant to which EIG CMC has agreed that one or more investment funds, accounts or entities advised by, sub-advised by, managed by or affiliated with EIG CMC and/or one of its controlled affiliates shall provide to WhiteHawk a senior secured first lien incremental note facility in an aggregate principal amount equal to $100 million (the “Debt Financing”), which amount may be reduced at the election of WhiteHawk on a dollar-for-dollar basis up to $25 million in the aggregate in the event of a corresponding increase in the amount of the Equity Commitment. The obligations of EIG CMC to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including receipt of executed loan documentation, satisfaction of the conditions to, and substantially concurrent consummation of, the Offer and Merger, contribution of the Equity Financing pursuant to the Equity Commitment Letters, and other customary closing conditions for financings of this type.
Assuming the satisfaction of the applicable conditions, the Debt Financing will be funded to the agent one Business Day prior to the Effective Time.
The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

10.
Background of the Offer; Past Contacts or Negotiations with PHX

Background of the Offer
The following is a description of the material events between representatives of WhiteHawk (including Parent, Purchaser and their affiliates) and representatives of PHX leading up to the execution of the Merger Agreement and the agreements related to the Offer and Merger. For a review of PHX’s activities relating to these contacts, please refer to PHX’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
On April 18, 2023, Michael Downs, Director and Chief Operating Officer for WhiteHawk and Matt Heinlein, Vice President and Head of Corporate Development and Strategy for WhiteHawk, while attending a conference in Houston, Texas for general networking purposes, met with Ralph D’Amico, Chief Financial Officer of PHX. During the course of the conversation, Messrs. Downs and Heinlein introduced the idea that WhiteHawk and PHX should consider a potential business combination at the appropriate time given the potential synergies between the two companies.
Between April 18, 2023, and May 15, 2023, members of WhiteHawk’s management team conducted diligence on PHX based on publicly available information and determined that a potential business combination would potentially provide significant benefits to both PHX’s stockholders and WhiteHawk’s stockholders.
On May 15, 2023, Daniel Herz, Chief Executive Officer of WhiteHawk, met via phone call with Chad Stephens, President and Chief Executive Officer of PHX, to discuss a potential business combination between WhiteHawk and PHX. On the call, Mr. Herz discussed the potential benefits of a combination for both PHX management and its stockholders. Mr. Stephens subsequently suggested that WhiteHawk use publicly available information to make a proposal to PHX.
On May 25, 2023, Mr. Stephens emailed WhiteHawk, requesting that WhiteHawk provide its reserve database and land information.
On May 31, 2023, Mr. Herz submitted a private non-binding proposal (the “May 31 Proposal”) directly to the PHX Board. The May 31 Proposal proposed a stock-for-stock merger transaction whereby PHX stockholders would own approximately 58% of the pro forma equity of the combined company and WhiteHawk stockholders would own the remaining 42% pro forma equity. In addition, in connection with such merger, PHX stockholders would receive a one-time $0.20 per share cash dividend. WhiteHawk advised the PHX Board that it believed such a merger transaction could result in significant ongoing benefits to PHX stockholders that WhiteHawk believed would drive value to the stockholders of the combined company, including more than $4 million through reduced general and administrative expenses.
On June 12, 2023, WhiteHawk received a letter from the PHX Board rejecting the May 31 Proposal (the “June 12 Response”), stating that the May 31 Proposal undervalued PHX and did not provide sufficient information to permit a “reliable valuation of the WhiteHawk assets.”
On June 20, 2023, WhiteHawk sent a revised private non-binding proposal (the “June 20 Proposal”) to the PHX Board, addressing the PHX Board’s concerns stated in the June 12 Response, including an offer to make available information on WhiteHawk through a virtual data room and set up an in-person meeting to discuss the proposed transaction and address any questions from the PHX Board to allow the PHX Board to make a fully-informed decision with respect to the value of WhiteHawk and the proposed transaction. The revised non-binding proposal largely mirrored the stock-for-stock merger transaction contemplated by the May 31 Proposal, including the proposed one-time cash dividend, but reflected that PHX’s stockholders would own approximately 61% of the pro forma equity of the combined company, as compared to the 58% pro forma equity ownership under the May 31 Proposal.
On June 21, 2023, a representative of Weil, Gotshal & Manges LLP, legal counsel to WhiteHawk (“Weil”), contacted representatives of Jackson Walker LLP, legal counsel to PHX (“Jackson Walker”) to discuss the June 20 Proposal. A representative of Jackson Walker advised the Weil representative that the PHX Board planned on discussing the June 20 Proposal and requested information on when the PHX Board would receive access to a virtual data room including information on WhiteHawk.

On June 23, 2023, WhiteHawk granted PHX access to the virtual data room to review information regarding WhiteHawk, including WhiteHawk’s reserve database and land information.
Following the opening of the virtual data room on June 23, 2023, Mr. Herz reached out to Mr. Stephens via email to follow up on the June 20 Proposal.
On July 23, 2023, a representative of Weil contacted a representative of Jackson Walker to reiterate that WhiteHawk was fully committed to pursuing a potential transaction with PHX.
On July 25, 2023, Mark Behrman, Chairman of the PHX Board, and Mr. Stephens contacted Mr. Herz via email to schedule a meeting to discuss the June 20 Proposal.
On July 27, 2023, WhiteHawk received a letter from the PHX Board (the “July 27 Letter”) rejecting the June 20 Proposal. The July 27 Letter referenced that the PHX Board deemed that the June 20 Proposal was “inadequate,” that the June 20 Proposal would result in dilution to PHX’s stockholders and that it viewed the valuation of WhiteHawk’s assets as “significantly lower” than that referenced by WhiteHawk. On the same day, Messrs. Behrman and Stephens met with Mr. Herz via video conference, during which Messrs. Behrman and Stephens reiterated the same rationale for the PHX Board’s rejection of the June 20 Proposal.
On August 9, 2023, WhiteHawk sent another non-binding proposal to the PHX Board (collectively, the “August 9 Proposal”), reiterating the June 20 Proposal from WhiteHawk in terms of pro forma ownership for a merger transaction between WhiteHawk and PHX, including a one-time $0.20 per share cash dividend for each of PHX’s stockholders. The August 9 Proposal reiterated the potential benefits of the proposed transaction, including general and administrative synergies of approximately $4 million per year and an increased stockholder payout ratio to 50% to 60% of distributable cash flow. The letter also noted WhiteHawk’s willingness to engage in discussions with the PHX Board. On the same day, WhiteHawk Energy LLC, an affiliate of WhiteHawk (“WhiteHawk Energy”) issued a press release publicly disclosing the August 9 Proposal.
On August 15, 2023, PHX responded publicly via a press release (the “August 15 Response”) rejecting the August 9 Proposal on the basis the proposal was (i) grossly inadequate in terms of the value offered to PHX and its stockholders, (ii) overstated the value of WhiteHawk’s assets, (iii) was highly dilutive to PHX’s stockholders and (iv) consequently was not in the best interests of PHX and its stockholders.
Between August 15, 2023 and September 14, 2023, WhiteHawk held conversations with various PHX stakeholders to receive feedback from such stakeholders on a compelling transaction structure involving the two companies.
On September 14, 2023, following discussions with such PHX stakeholders, WhiteHawk submitted a non-public non-binding proposal to the PHX Board (the “September 14 Proposal”) to acquire PHX for $4.00 per share in cash.
On November 20, 2023, WhiteHawk met via teleconference with representatives of RBCCM, PHX’s financial advisor, to highlight to RBCCM WhiteHawk Energy’s then-recent $54 million acquisition of core Marcellus Shale natural gas mineral and royalty assets and reiterate WhiteHawk’s interest in a transaction with PHX. During the meeting, representatives of RBCCM requested that WhiteHawk send another proposal to the PHX Board, outlining terms of the proposed transaction.
On November 22, 2023, at the request of representatives of RBCCM, WhiteHawk privately submitted a non-binding proposal to the PHX Board (the “November 22 Proposal”) which proposed that WhiteHawk would acquire PHX for $4.00 per share in cash, mirroring the September 14 Proposal. The November 22 Proposal additionally offered a potential opportunity for certain qualified PHX stockholders to exchange their Shares for equity in the combined company in lieu of receiving cash, and signaled that WhiteHawk may consider increasing the purchase price following customary due diligence. The November 22 Proposal indicated that WhiteHawk would commit to delivering customary commitment letters evidencing sufficient funding for the full purchase price at signing of the definitive agreement.
In the weeks following the November 22 Proposal, representatives of RBCCM requested evidence of financing to support WhiteHawk’s ability to finance the cash consideration proposed under the November 22 Proposal.

On January 26, 2024, WhiteHawk sent a private non-binding proposal (the “January 26 Letter”) to the PHX Board, which included a financing support letter requested by representatives of RBCCM. The letter also reiterated WhiteHawk’s willingness to provide evidence of fully committed financing at the signing of any definitive agreement, which WhiteHawk noted would not contain any financing condition. The January 26 Letter also reiterated the non-binding November 22 Proposal to acquire PHX for $4.00 per share in cash, with an option for certain qualified PHX stockholders to receive equity in the combined company in lieu of the cash consideration.
Following the submission of the January 26 Letter to the PHX Board, on February 1, 2024, Blank Rome LLP, legal advisor to PHX (“Blank Rome”) forwarded a draft confidentiality agreement to Weil. Thereafter, Blank Rome and Weil began negotiating the terms of the confidentiality agreement.
On February 20, 2024, a representative of PHX contacted Mr. Herz via telephone and informed him that the PHX Board was unwilling to transact given the then-current low natural gas price environment. As a result, the parties did not execute the confidentiality agreement at this time.
On April 26, 2024, WhiteHawk, together with certain affiliates, began purchasing Shares in the open market.
On April 29, 2024, WhiteHawk delivered another private non-binding proposal (the “April 29 Letter”) to the PHX Board reiterating WhiteHawk’s willingness to proceed with either an all-cash transaction at $4.00 per share, or a stock-for-stock merger transaction involving WhiteHawk and PHX, with a cash component for PHX stockholders. The letter further reiterated WhiteHawk’s willingness to potentially increase its purchase price following customary due diligence. The April 29 Letter further advised the PHX Board that WhiteHawk had, through an affiliate entity, begun acquiring Shares and was now a stockholder of PHX.
During June of 2024, Mr. Herz met with representatives of RBCCM in New York, New York to reiterate WhiteHawk’s continuing desire to transact with PHX in a manner that would benefit both PHX’s stockholders and WhiteHawk’s stockholders. During the meeting, representatives of RBCCM reiterated that PHX was not interested in a transaction at such time due to the then-current low natural gas price environment, but acknowledged WhiteHawk’s continuing interest.
On October 14, 2024, WhiteHawk sent a non-binding proposal to the PHX Board (the “October 14 Proposal”), reiterating its proposal to acquire PHX for $4.00 per share in cash, representing a 17% premium to PHX’s 30 day volume weighted average price as of such date, and asking the PHX Board to engage with WhiteHawk with respect to a proposed transaction. The October 14 Proposal also offered a potential opportunity for certain qualified PHX stockholders to exchange their Shares for equity in the combined company in lieu of receiving cash. On the same day, WhiteHawk Energy issued a press release publicly disclosing the October 14 Proposal.
On November 12, 2024, WhiteHawk Energy issued a press release publicly calling for a response from the PHX Board with respect to the October 14 Proposal.
On November 14, 2024, the PHX Board issued a press release rejecting the October 14 Proposal, stating that the PHX Board believed that it was in the best interest of PHX’s stockholders to decline the October 14 Proposal.
On November 20, 2024, a representative of Weil contacted a representative of Blank Rome to advise that WhiteHawk remained committed to pursuing a potential transaction with PHX. The representative of Weil further advised the representative of Blank Rome that WhiteHawk was willing to engage with PHX privately.
On November 27, 2024, representatives of Weil sent a request to PHX and Blank Rome to receive forms of the questionnaires required for director nominations pursuant to the Second Amended and Restated Bylaws of PHX (the “Bylaws”). On November 29, 2024, Blank Rome sent the requested questionnaire via email to Weil.
On December 12, 2024, PHX publicly announced that the PHX Board was initiating a process to evaluate certain strategic alternatives to maximize stockholder value, including a potential merger or sale of PHX (the “Strategic Alternatives Process”).

On December 16, 2024, representatives of Stephens Inc. (“Stephens”), financial advisor to WhiteHawk, met with representatives of RBCCM to discuss the Strategic Alternative Process and WhiteHawk’s potential inclusion into such process. That same day, RBCCM emailed Stephens a draft confidentiality agreement, including largely similar terms as the draft confidentiality agreement negotiated, but not signed, by the parties in February 2024.
On December 30, 2024, WhiteHawk delivered to PHX a formal notice of its intent to nominate the two qualified nominees as director candidates at the 2025 annual meeting of PHX stockholders pursuant to the requirements set forth in the Bylaws, and to bring forth at such annual meeting a proposal for the repeal of each provision of, or amendment to, the bylaws adopted by the PHX Board without the approval of PHX’s stockholders subsequent to July 15, 2024 (the “Notice of Nomination”).
Following the submission of the Notice of Nomination, between January 2, 2025 and January 23, 2025, representatives of Weil and representatives of Blank Rome negotiated the terms of the confidentiality agreement.
On January 23, 2025, WhiteHawk and PHX executed the Confidentiality Agreement, which provided for a limited standstill provision under which WhiteHawk was prohibited from acquiring Shares for a period ending on the earlier of entry into a definitive agreement with respect to all or a controlling portion of the Shares and nine months. The Confidentiality Agreement did not contain a “don’t ask, don’t waive” provision.
On January 29, 2025, PHX granted WhiteHawk and its representatives access to a virtual data room to begin diligence for a proposed transaction in connection with the Strategic Alternatives Process.
On February 19, 2025, WhiteHawk submitted its initial non-binding proposal to PHX in connection with the Strategic Alternatives Process (the “Initial Bid Letter”). The Initial Bid Letter proposed an all-cash transaction with a purchase price of $4.25 per Share. The Initial Bid Letter additionally proposed, in the alternative, a stock-for-stock merger transaction involving WhiteHawk and PHX, whereby PHX’s stockholders would own approximately 65% of the pro forma common equity of the combined company.
On February 26, 2025, representatives of RBCCM contacted representatives of Stephens to advise them that WhiteHawk would be moving on to the second round of the Strategic Alternatives Process. During that discussion, representatives of RBCCM further advised Stephens that the PHX Board was interested only in an all-cash transaction.
On March 3, 2025, representatives of Blank Rome provided an initial draft of the definitive merger agreement to representatives of Weil. The draft definitive merger agreement provided for an all-cash transaction structured as a tender offer followed by a Section 251(h) merger.
On March 18, 2025, WhiteHawk submitted a revised non-binding proposal to PHX as part of the Strategic Alternatives Process (the “Revised Bid Letter”). The Revised Bid Letter proposed an all-cash transaction with a purchase price of $4.50 per Share. The Revised Bid Letter additionally proposed, in the alternative, a stock-for-stock merger transaction involving WhiteHawk and PHX, whereby PHX’s stockholders would own approximately 47% of the pro forma common equity of the combined company (lowered from the 65% proposed in the Initial Bid Letter following a substantial acquisition consummated by WhiteHawk following submission of the Initial Bid Letter). WhiteHawk also submitted, alongside the Revised Bid Letter, a revised draft of the merger agreement and drafts of a form of equity commitment letter, a limited guarantee, a form of tender and support agreement, a debt commitment letter and an incremental term sheet with respect to the proposed debt financing for the proposed transaction.
From March 18, 2025 through March 24, 2025, representatives of Stephens discussed with representatives of RBCCM the details of the Revised Bid Letter, including WhiteHawk’s proposed financing for the proposed all-cash transaction. Representatives of RBCCM additionally advised the representatives of Stephens to revise WhiteHawk’s offer to propose their best and final transaction price and to take into account a higher number of fully-diluted shares of PHX to be paid out at closing of the proposed transaction.
On March 25, 2025, WhiteHawk submitted a further revised non-binding proposal to PHX (the “Final Bid Letter”), which increased the fully-diluted share count as requested by representatives of RBCCM, and included a request that PHX agree to enter into exclusive negotiations with WhiteHawk for a period of three weeks. The Final Bid Letter otherwise largely reiterated the terms of the Revised Bid Letter, including proposing an all-cash transaction with a purchase price of $4.50 per Share or, in the alternative, a stock-for-stock merger transaction involving WhiteHawk and PHX whereby PHX’s stockholders would own approximately 47% of the pro forma common equity of the combined company.
From March 25, 2025 through April 1, 2025, representatives of WhiteHawk, Stephens and Weil received and responded to clarificatory inquiries from representatives of PHX, RBCCM and Blank Rome relating to the sources and uses for the transaction proposed in the Final Bid Letter.
On April 1, 2025, representatives of RBCCM notified representatives of Stephens that the PHX Board would move forward with negotiating WhiteHawk’s proposal for an all-cash transaction at $4.50 per Share but was not willing to do so on an exclusive basis.
On April 3, 2025, representatives of WhiteHawk, PHX, Stephens, RBCCM, Weil and Blank Rome met via teleconference to discuss the proposed transaction between WhiteHawk and PHX and align on workstreams, including due diligence and negotiation of definitive documentation.
Between April 3, 2025 and May 8, 2025, representatives of WhiteHawk, PHX, Stephens, RBCCM, Weil and Blank Rome continued to conduct business and legal due diligence and negotiated the terms of the definitive merger agreement, tender and support agreements with directors and officers of PHX and commitment letters for debt and equity financing for the proposed transaction.
On April 22, 2025, due to changes in the natural gas pricing environment, representatives of WhiteHawk and Stephens advised representatives of RBCCM that WhiteHawk was revising its offer to an all-cash transaction at $4.00 per Share. That same day, representatives of Blank Rome advised representatives of Weil that the PHX Board was unwilling to consummate an all-cash transaction at $4.00 per Share.
On April 25, 2025, representatives of RBCCM contacted representatives of Stephens and advised that the PHX Board was interested in only a cash transaction at $4.50 per Share, and one that provided for a payout of PHX Performance-Based Restricted Shares at maximum performance.
On April 28, 2025, in light of PHX’s feedback, representatives of WhiteHawk and Stephens met with representatives of RBCCM via teleconference to propose WhiteHawk’s response: (i) an all-cash transaction effected via a tender offer and subsequent 251(h) merger for which PHX stockholders would receive $4.25 per Share, with PHX Performance-Based Restricted Shares vesting in full at target performance, or (ii) a merger transaction to be effected via a reverse triangular merger of a merger subsidiary of PHX into WhiteHawk, followed by an issuer tender offer launched by PHX to pre-closing stockholders of PHX at $4.50 per Share, with PHX Performance-Based Restricted Shares vesting at maximum performance, to be paid (x) in cash up to target performance, and (y) in equity of the combined company for the difference in maximum and target performance level. On April 29, 2025, representatives of Stephens submitted this non-binding proposal in writing to representatives of RBCCM.
On May 2, 2025, representatives of RBCCM advised representatives of Stephens that, given the complexities and timing of the proposed merger transaction, the PHX Board was not willing to move forward with that proposal, but was willing to enter into an all-cash transaction at $4.35 per Share, with a PHX Performance-Based Restricted Shares payout vesting at maximum performance.
On May 5, 2025, WhiteHawk and PHX agreed to continue negotiating definitive documentation to consummate an all-cash transaction at $4.35 per Share, with a PHX Performance-Based Restricted Shares payout vesting at maximum performance.
From May 5, 2025 until May 8, 2025, representatives of WhiteHawk, PHX, Weil and Blank Rome negotiated and finalized the Merger Agreement, Tender and Support Agreements, related disclosure schedules and other transaction documents.
On May 8, 2025, following the closing of the NYSE, the PHX Board and board of directors of WhiteHawk each separately met and approved the Merger Agreement, the Offer, the Merger and authorized their (and their subsidiaries’, as applicable) respective entry into definitive agreements for the transaction. Parent, Purchaser and PHX then executed the Merger Agreement and other transaction documents, and the transaction was subsequently announced following the close of the NYSE on May 8, 2025.

11.
The Merger Agreement; Other Agreements

Merger Agreement
The Merger Agreement
The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any factual information about WhiteHawk, Parent, Purchaser or PHX. Such information can be found elsewhere in this Offer to Purchase.
The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of PHX designated as third-party beneficiaries), are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, PHX. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of PHX, WhiteHawk, Parent, Purchaser or any of their respective subsidiaries or affiliates.
The Offer
Principal Terms of the Offer
The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser will accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable under applicable law or regulations following the Expiration Time (but in any event within one Business Day thereof), and will pay the Offer Price in exchange for such Shares accepted for payment. The Merger Agreement provides that the obligation of Purchaser to accept for payment, and pay for, the Shares validly tendered (and not withdrawn) is subject to the satisfaction or (if permitted) waiver of the Offer Conditions.
The Merger Agreement provides that Parent and Purchaser expressly reserve the right, in their sole discretion, to increase the Offer Price, to waive any Offer Condition or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of PHX, Purchaser shall not (and Parent shall not permit Purchaser to):
•
waive or modify the Minimum Condition or the Termination Condition; or

•
make any change to the terms or conditions to the Offer that:

•
changes the form of consideration to be paid in the Offer;

•
decreases the Offer Price or the number of Shares sought in the Offer;

•
extends the Offer or extends or otherwise changes the Expiration Time (except as required or permitted above);

•
imposes conditions to the Offer other than the Offer Conditions;

•
provides for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act; or

•
otherwise amends, modifies or supplements the Offer in a manner materially adverse to PHX’s stockholders or in any manner that materially delays or interferes with, hinders or impairs the consummation of the Offer.

Extensions of the Offer
The Merger Agreement provides for extension of the Offer under the following circumstances:
•
Purchaser must extend the Offer for any period required by law, order or any rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange, in each case, as applicable to the Offer;

•
if, as of any then-scheduled Expiration Time, all of the Offer Conditions are not satisfied or waived (if permitted by applicable law), Purchaser may (in its sole discretion), and Parent may (in its sole discretion) cause Purchaser to, extend the Offer for one or more successive extension periods of up to 10 Business Days each (with each such period to end at 12:00 midnight (New York City time) at the end of the last business day of such period) (or any other period as may be approved in advance in writing by PHX) in order to permit the satisfaction of all Offer Conditions; provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Purchaser shall be required to extend the Offer for no more than three occasions in consecutive periods of 10 Business Days each (each such period to end at 12:00 midnight (New York City time) at the end of the last Business Day of such period) (or such other period as may be approved in advance by PHX, Parent and Purchaser);

•
if, at the then-scheduled Expiration Time, PHX brings or shall have brought any action in accordance with the Merger Agreement that is pending to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser, the Expiration Time shall be extended not beyond the Outside Date (as defined below), (i) for the period during which such action is pending or (ii) by such other time period established by the court presiding over such action, as the case may be; and

•
if, as of the then-scheduled Expiration Time, (i) all of the Offer Conditions have been satisfied (or as permitted by applicable law, waived) and (ii) the full amount of the Debt Financing necessary to pay the aggregate Required Amount (as defined below) has not been funded and will not be available to be funded pursuant to the terms thereof so as to enable Parent and Purchaser to consummate the Merger, then Purchaser shall have the right to (and Parent shall have the right to cause Purchaser to) extend the Offer for one period of up to five Business Days, so long as such extension would not result in the Offer being extended beyond the third Business Day immediately preceding the Outside Date.

However, in no event shall Parent or Purchaser be required to extend the Offer beyond the Outside Date.
Schedule 14D-9 and Board Recommendation.
The Merger Agreement provides that PHX will file the Schedule 14D-9 with the SEC substantially concurrently with (and in any event on the same day as) the filing by Purchaser of the Schedule TO. The Merger Agreement provides that the Schedule 14D-9 will include: (i) except as otherwise permitted by the Merger Agreement in order to effect a PHX Change of Board Recommendation (as defined below), the PHX Board’s unanimous recommendation that the stockholders of PHX accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Board Recommendation”) and (ii) a notice of appraisal rights in accordance with Section 262 of the DGCL.
The Merger
Principal Terms of the Merger
The Merger Agreement provides that the Merger and the transactions contemplated thereby, including the Offer and the Merger, are to be governed by Section 251(h) of the DGCL and that the Merger will be effected without a vote of PHX’s stockholders. The Merger Agreement provides that the Merger will close as soon as practicable following (and, in any event, on the same Business Day as) the irrevocable acceptance for payment by Purchaser of the Shares pursuant to and subject to the conditions of the Offer (such date and time, the “Acceptance Time”) subject to the satisfaction or waiver of all of the conditions to the Merger (including the condition that Purchaser shall have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer).
The Merger Agreement provides that, at the Closing, PHX will file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”). The Merger Agreement provides that the Merger will become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties and specified in the Certificate of Merger). The Merger Agreement provides that, at the Effective Time, the separate corporate existence of Purchaser will cease, and PHX will continue as the surviving corporation (the “Surviving Corporation”).
The Merger Agreement provides that, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount equal to the Offer Price, in cash without interest thereon and subject to any applicable tax withholding (the “Merger Consideration”), payable to the holder thereof in accordance with the terms and conditions of the Merger Agreement, unless:
•
such Share is owned directly by PHX (or any wholly owned subsidiary of PHX), Parent, Purchaser or any of their respective affiliates (in each case, to the extent applicable) immediately prior to the Effective Time, in which case such Shares shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement;

•
such Share is a Dissenting Share (as defined below in the following paragraph);

•
such share is a PHX Restricted Share, in which case such Shares shall be treated as set forth in the below subsection titled “Treatment of PHX Restricted Shares in the Merger.”

The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to demand, and has properly demanded, appraisal rights of such Shares in accordance with and in compliance in all respects with Section 262 of the DGCL (such Section, “Section 262,” and such Shares, “Dissenting Shares”) will not be converted into or be exchangeable for the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights specifically granted to them under the DGCL with respect to Dissenting Shares. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable law, then such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall be exchangeable for, subject to compliance with the exchange fund procedures set forth in the Merger Agreement, solely the right to receive the Merger Consideration.
Treatment of PHX Restricted Shares in the Merger
The Merger Agreement provides that, at the Effective Time, by virtue of the Merger, automatically and without any action on the part of PHX, Parent or the holder thereof, each PHX Time-Based Restricted Share outstanding as of immediately prior to the Effective Time shall be cancelled and converted into a right to receive an amount in cash, without interest equal to the sum of (a) the product of (i) the number of Shares subject to such PHX Time-Based Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration), plus (b) any dividends that are accrued but unpaid immediately prior to the Effective Time with respect to such PHX Time-Based Restricted Share. Each Restricted Cash Award shall generally remain subject to the same terms and conditions that applied to the corresponding PHX Time-Based Restricted Share, but shall vest and become payable upon the earlier of (x) the date the corresponding PHX Time-Based Restricted Share would have vested pursuant to the terms thereof and (y) the date that is 90 days following the Closing Date). Each Restricted Cash Award, less any applicable withholding taxes, will be paid by the Surviving Corporation as soon as reasonably practicable following the date such Restricted Cash Award becomes so payable (but in any event no later than three business days thereafter). As further described below in the subsection titled “Employment and Employee Benefits,” PHX will be required to terminate the employment of certain of the executive officers and employees of PHX effective as of the Closing. Pursuant to the terms of the plan and award agreements governing the applicable PHX Time-Based Restricted Shares, such termination will result in the vesting, as of such termination, of the Restricted Cash Awards held by such persons.
The Merger Agreement further provides that, at the Effective Time, by virtue of the Merger, automatically and without any action on the part of PHX, Parent or the holder thereof, each PHX Performance-Based Restricted Share outstanding as of immediately prior to the Effective Time shall vest in full (assuming achievement of maximum performance) and become free of restrictions and shall be cancelled and terminated automatically and converted into the right to receive an amount in cash (without interest) equal to the sum of (a) the Merger Consideration plus (b) any dividends that are accrued but unpaid immediately prior to the Effective Time with respect to such PHX Performance-Based Restricted Share. The Performance-Based Restricted Share Consideration, less any applicable withholding taxes, will be paid by the Surviving Corporation as soon as reasonably practicable following the Closing Date (and in no event later than three business days thereafter).
The Merger Agreement further provides that, at the Effective Time, by virtue of the Merger, automatically and without any action on the part of PHX, Parent or the holder thereof, each PHX DCP Unit outstanding as of immediately prior to the Effective Time shall be cancelled and terminated automatically and converted into the right to receive (without interest) an amount in cash equal to (a) the number of Shares subject to each PHX DCP Unit immediately prior to the Effective Time multiplied by (b) the Merger Consideration.
Adjustments to the Offer Price and Merger Consideration
The Merger Agreement provides that if, during the period between May 8, 2025 and the Acceptance Time, any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Shares), with a record date during such period, the Offer Price will be equitably adjusted to reflect such change and provide the holders of each Company Common Share the same economic effect as contemplated by the Merger Agreement prior to such event.
Representations and Warranties
In the Merger Agreement, PHX has made customary representations and warranties to Parent and Purchaser, including representations relating to, among other things: corporate existence and power; corporate authorization; governmental authorization; non-contravention; capitalization; subsidiaries; SEC filings and the Sarbanes-Oxley Act; financial statements and internal controls; certain disclosure documents; absence of certain changes; absence of undisclosed material liabilities; litigation; compliance with applicable law or regulations; material contracts; taxes; employee benefit plans; labor and employment matters; insurance policies; environmental matters; intellectual property and information technology; properties; inventory; mineral interests; interested party transactions; compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws; advisors’ fees; the opinion of RBCCM; and anti-takeover laws.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to PHX, including representations relating to, among other things: corporate existence and power; corporate authorization; governmental authorization; non-contravention; information supplied by Parent for inclusion in the Schedule TO and related documents; financing and availability of funds; and Parent’s, Purchaser’s and their affiliates’ ownership of Shares immediately prior to the time that the PHX Board approved the Merger Agreement.
Material Adverse Effect
Certain of the representations and warranties contained in the Merger Agreement and certain of the Offer Conditions contained in the Merger Agreement and this Offer to Purchase refer to the concept of a “Company Material Adverse Effect.”

The Merger Agreement defines a “Company Material Adverse Effect” as any state of facts, change, condition, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”), individually or in the aggregate, that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of PHX and its subsidiaries, taken as a whole or (b) would reasonably be expected to prevent PHX from consummating, or to materially impair or materially delay the ability of PHX to consummate, the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that, solely in the case of clause (a), no Effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly resulting from any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except to the extent any Effect directly results from the matters described in first six of the following clauses, to the extent such Effect disproportionately and adversely affects PHX and its subsidiaries relative to other companies operating in the oil or natural gas industry (in which case, only the incremental disproportionate impact or impacts to PHX or its subsidiaries shall be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”):
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general economic conditions (or adverse changes in such conditions) in the United States or conditions in the global economy generally;

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general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

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general conditions (or changes in such conditions) in the oil or natural gas industries or any other industries in which PHX or its subsidiaries operate;

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political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, cyberattacks, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

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changes or proposed changes in law after May 8, 2025 (or the interpretation thereof), including with respect to tariffs, or changes or proposed changes in GAAP or other accounting standards (or the interpretation thereof);

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the pendency or consummation of the transactions contemplated by the Merger Agreement, including the identity of Parent, Purchaser or their affiliates;

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changes in oil or natural gas prices; or

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changes in PHX’s stock price or the trading volume of PHX’s stock, in and of itself, or any failure by PHX to meet any estimates or expectations of PHX’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by PHX to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless the underlying cause of such changes or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

Covenants
Operating Covenants
The Merger Agreement provides that, between May 8, 2025 and the earlier of the Effective Time and the valid termination of the Merger Agreement, except as set forth on the disclosure schedules, as required by applicable law or regulation or as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent, PHX will, and will cause each of its subsidiaries to, (1) conduct its operations in all material respects in the ordinary course of business, consistent with past practice; (2) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization; (3) use its commercially reasonable efforts to preserve its relationships with key employees, customers, suppliers, vendors, contractors, lessors, lessees and others having significant business dealings with PHX or any of its subsidiaries and (4) comply in all material respects with applicable Law.
The Merger Agreement also provides that, notwithstanding the foregoing, except as set forth on the disclosure schedules, as required or prohibited by applicable law or as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent, PHX shall not, and shall not permit any of its subsidiaries to:
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amend, modify, waive, rescind or otherwise change PHX’s or any of its subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents;

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issue, sell, pledge, split, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, PHX or any of its subsidiaries, or any rights based on the value of any such equity interests (except for transactions between PHX and any wholly owned subsidiary or between wholly owned subsidiaries), other than the vesting or settlement of PHX equity awards outstanding as of May 8, 2025 or granted after May 8, 2025 and not in violation of the Merger Agreement, in each case, in accordance with the terms of the applicable PHX equity plan and award agreements thereunder;

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except in the ordinary course of business consistent with past practice, directly or indirectly, sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or dispose of or subject to any lien (other than certain permitted liens) in whole or in part any of its properties, assets (other than any intellectual property) or rights or any interest therein (in each case, other than for any sale, lease, license, sale and leaseback, abandonment (other than with respect to terminations of mineral interests based on the expiration thereof without any affirmative action by PHX or any affiliates of PHX), mortgage or other encumbrance or disposal that would be immaterial to PHX); provided, that the foregoing does not restrict (A) any such transaction between or among PHX and any wholly owned subsidiaries (or between or among any such subsidiaries), or (B) any such transaction pursuant to requirements of contracts of PHX or any of its subsidiaries that are in existence of the date of May 8, 2025 and on the terms in effect on the date of May 8, 2025 that have been made available to Parent;

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sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of, or grant a third person any rights under or with respect to, any PHX intellectual property (other than non-exclusive licenses granted to customers in the ordinary course of business or with respect to immaterial or obsolete intellectual property);

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disclose any material trade secrets of PHX or any PHX subsidiary to any other person (other than in the ordinary course of business to a Person bound by adequate confidentiality obligations);

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authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than dividends paid by a wholly owned subsidiary to PHX or another wholly owned subsidiary), other than regular quarterly cash dividends with customary record and payment dates on Shares not in excess of $0.04 per Share;

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reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of PHX’s capital stock or other equity interests or the equity interests of any PHX subsidiary, except (A) the withholding or disposition of Shares to satisfy withholding tax obligations with respect to PHX equity awards in accordance with the terms of the applicable PHX equity plan and the award agreements evidencing such PHX equity awards, (B) upon the forfeiture of outstanding PHX equity awards or (C) cash dividends paid to PHX or any wholly owned subsidiary by a wholly owned subsidiary with regard to its capital stock or other equity interests;

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merge, amalgamate or consolidate PHX or any subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PHX or any subsidiary, other than transactions solely between or among any such subsidiaries;

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acquire (including by merger, amalgamation, consolidation or acquisition of stock or assets) any equity interest in any person or the assets of any person or business, or make any loan, advance or capital contribution to, or investment in, any person or business in each case in an amount in excess of $100,000 in the aggregate;

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(A) incur any indebtedness or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (i) transactions solely between PHX and any wholly owned subsidiary or between wholly owned subsidiaries or (ii) letters of credit that are cash collateralized solely by PHX’s existing credit facility in an amount not to exceed $500,000 in the aggregate, surety bonds and similar instruments issued in the ordinary course of PHX’s business consistent with past practice, including the pledging of cash or other security as may be required by the issuer in connection therewith, (B) incur any indebtedness or issue any letters of credit under the existing PHX credit facility or (C) make any loans or capital contributions to, or investments in, any other person, other than to any wholly owned subsidiary;

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(A) enter into any contract (other than a benefit plan or a contract that would be a benefit plan if in effect on May 8, 2025) that includes a change of control or similar provision that would require any payment in an amount in excess of $50,000 to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by the Merger Agreement or that would reasonably be expected to require any payment in excess of $50,000 to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger; (B) enter into any contract that would have been a material contract or a real property lease if in effect as of May 8, 2025, other than in the ordinary course of business, or (C) modify or amend in a manner adverse to PHX, cancel or terminate or waive, release or assign any rights or claims with respect to, any material contract or a real property lease;

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except as required by any benefit plan as in effect on May 8, 2025, (A) increase the compensation or benefits of any PHX employee whose annual base salary or wage rate exceeds $150,000, except for increases in annual salary or wage rate in the ordinary course of business consistent with past practice for PHX employees who are not executive officers that do not exceed 3% individually or 5% in the aggregate; (B) adopt or provide any new rights to severance, change of control, retention or termination pay to any PHX employee; (C) establish, adopt, enter into, amend in any material respect or terminate any benefit plan or any labor agreement; (D) grant any PHX equity awards, or amend or modify the terms of any outstanding awards under any PHX equity plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, lapse of restrictions, payment, exercisability or funding under any benefit plan; or (F) hire or terminate (other than for cause or due to death or disability) any PHX employee or independent contractor (who is a natural person) whose annual base salary or wage rate exceeds $150,000;

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make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or law including any interpretations thereof or any changes to any of the foregoing;

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(A) make, revoke or change any material tax election or adopt or change any material method of tax accounting; (B) file any material amended tax return; (C) settle or compromise any claim relating to a material amount of taxes of PHX or any subsidiary; (D) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to material taxes (other than such extension that arises solely as a result of an extension of time to file a tax return obtained in the ordinary course of business); (E) enter into any “closing agreement” within the meaning of in

Section 7121 of the Code (or any analogous provision of state, local or foreign law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not related primarily to taxes) relating to a material amount of taxes; or (F) surrender any right to claim a refund, offset, credit, or other reduction in a material tax liability;
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waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with the Merger Agreement or the transactions contemplated thereby) or other proceedings other than settlements of, or compromises for, any such litigation or other proceedings (A) funded, subject to payment of a deductible or self-insured retention not to exceed $250,000, solely by insurance coverage maintained by PHX or its subsidiaries or (B) for less than $500,000 (net of any insurance coverage maintained by PHX or its subsidiaries) in the aggregate, in each case that would not grant any material injunctive or equitable relief or impose any material restrictions or changes on the business or operations of PHX or its subsidiaries and without any admission of wrongdoing or liability on PHX or Parent or any of their respective subsidiaries;

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make any capital expenditures in excess of $50,000 in the aggregate per fiscal quarter;

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enter into any contract or transaction between PHX or any of its subsidiaries, on the one hand, and any affiliate or director or officer of PHX on the other hand, or enter into any other contract or transaction with any other person, in each case, that would be required to be reported by PHX pursuant to Item 404 of Regulation S-K under the Exchange Act;

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make any loans, advances or capital contributions (other than advances in the ordinary course of business consistent with past practice for travel and other normal business expenses or any advancement of expenses under PHX’s certificate of incorporation or bylaws or equivalent governing documents of any subsidiary) to stockholders, directors, officers or employees of PHX;

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commence any new line of business in which it is not engaged on May 8, 2025 or discontinue any existing line of business;

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fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to PHX or any of its subsidiaries, any insurance policy maintained with respect to PHX and its subsidiaries and their assets and properties;

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enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

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enter into any contract or arrangement that would have been a PHX advisor agreement if in effect as of May 8, 2025 or amend any of the PHX advisor agreements in a manner that would result in the total fees owed thereunder by PHX being increased; or

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authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

No Solicitation and Superior Proposal Provisions
The Merger Agreement provides that PHX, its subsidiaries, their respective directors and officers and PHX’s financial advisors shall not, and shall cause their other representatives (acting on behalf of PHX or PHX’s subsidiaries, as applicable) not to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries, proposal or offer that constitutes a Company Acquisition Proposal (as defined below) or that could be reasonably expected to lead to a Company Acquisition Proposal or enter into, continue or otherwise participate or engage in any discussions or negotiations with respect thereto (including by furnishing any non-public information relating to PHX or its subsidiaries); (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Acquisition Proposal; (iii) enter into any agreement in principle, merger agreement, acquisition agreement, letter of intent or other similar agreement or arrangement relating to any Company Acquisition Proposal; or (iv) authorize any of, or commit, resolve or agree to do any of the foregoing. The Merger Agreement provides that any violation of the foregoing restrictions by any subsidiary of PHX or representatives of PHX will be deemed to be a breach by PHX of the provisions of the Merger Agreement providing for such restrictions.
The Merger Agreement also provides that PHX will, and will cause its subsidiaries and its and their respective representatives to, promptly (and in any event within 24 hours) following execution of the Merger

Agreement, (i) cease any discussion or negotiation with any persons (other than Parent and its affiliates and representatives on its behalf) by PHX, its subsidiaries or any of its representatives with respect to any Company Acquisition Proposal and (ii) terminate access by any third party to any physical or electronic data room maintained by or on behalf of PHX and use their respective reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of PHX or any of its subsidiaries that was furnished by or on behalf of PHX or any of its subsidiaries to return or destroy (and confirm destruction of) all such information.
The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement which are summarized in the preceding paragraph or anything else to the contrary in such provisions of the Merger Agreement, if, at any time following May 8, 2025 and prior to the Effective Time, (i) PHX receives a bona fide written Company Acquisition Proposal from a third party, which Company Acquisition Proposal was made or renewed on or after May 8, 2025 that did not result from a breach (other than a de minimis breach) of the obligations in the provisions of the Merger Agreement which are summarized in the preceding paragraph and (ii) the PHX Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal and that failure to take the following action would be inconsistent with the directors’ fiduciary duties under applicable law or regulation, then PHX may enter into a confidentiality agreement that contains confidentiality, non-use any other provisions that are no less favorable in the aggregate to PHX than those contained in the Confidentiality Agreement (as defined below) (an “Acceptable Confidentiality Agreement”) with and, following entry into such Acceptable Confidentiality Agreement and providing such Acceptable Confidentiality Agreement to Parent, (A) furnish information with respect to PHX and its subsidiaries (including nonpublic information) to the third party making such Company Acquisition Proposal or its representatives, and (B) participate in discussions or negotiations with such third party making such Company Acquisition Proposal and its representatives regarding such Company Acquisition Proposal (subject to the notification and other requirements summarized below); provided that PHX shall provide to Parent any nonpublic information concerning PHX or its subsidiaries provided or made available to such other person that was not previously provided or made available to Parent concurrently with the provision of such information to such other person.
The Merger Agreement provides that PHX shall promptly (and in any event within 24 hours after receipt by PHX) notify Parent in writing in the event that PHX receives any Company Acquisition Proposal or inquiry, proposal or offer that could be reasonably expected to lead to a Company Acquisition Proposal, which notice shall include the material terms and conditions of such Company Acquisition Proposal, inquiry, proposal or offer, including the identity of the counterparty and copies of any material documentation and other written materials (or, where such Company Acquisition Proposal, inquiry, proposal or offer is not in writing, a summary of the material terms and conditions of such Company Acquisition Proposal, inquiry, proposal or offer). Thereafter, PHX shall keep Parent informed on a prompt basis of the status and material details (including amendments or proposed amendments) of any such Company Acquisition Proposal, inquiry, proposal or offer (including providing copies of any written documentation material relating to such Company Acquisition Proposal, inquiry, proposal or offer, including relating to the financing thereof).
As defined in the Merger Agreement, “Company Acquisition Proposal” means any bona fide offer or proposal from a third party (other than Parent, Purchaser or their respective affiliates) concerning:
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a merger, amalgamation, consolidation, share exchange, joint venture, partnership or other business combination transaction or series of related transactions involving PHX in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 15% or more of the voting power of PHX;

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a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, amalgamation, consolidation, business combination, share exchange, joint venture, partnership, share issuance, share purchase or otherwise, of assets of PHX (including equity interests of a PHX subsidiary) or PHX’s subsidiaries representing 15% or more of the consolidated assets of the PHX and its subsidiaries, taken as a whole;

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an issuance or sale (including by way of merger, consolidation, business combination, amalgamation, joint venture, partnership, share exchange or otherwise) of equity interests representing 15% or more of the voting power of PHX or a tender offer or exchange offer in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 15% or more of the voting power of PHX;
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any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of PHX or any of its subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues or assets of PHX and its subsidiaries; or

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any combination of the foregoing (in each case, other than the Merger).

As defined in the Merger Agreement, “Superior Company Proposal” means a bona fide, unsolicited, written Company Acquisition Proposal (except the references therein to “15% or more” shall be replaced by “more than 50%”) which did not result from or arise out of a breach of the applicable non-solicitation provisions of the Merger Agreement (other than a de minimis breach) made by a third party which the PHX Board has determined, in the good faith judgment of the PHX Board (after consultation with its financial advisors and outside legal counsel), taking into account all of the terms and conditions of such Company Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal) and such other factors as the PHX Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such Company Acquisition Proposal and/or any financing thereof), (i) would result in a transaction that is more favorable from a financial point of view to PHX’s stockholders (in their capacity as such) than the Merger and the other transactions contemplated by the Merger Agreement and (ii) if accepted, is reasonably likely to be consummated (or, alternatively, at least as likely as the Merger to be consummated).
Change of Recommendation
The Merger Agreement provides that, except as provided below, the PHX Board shall not effect a Company Change of Board Recommendation except as provided below.
The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement summarized above in the subsection entitled “No Solicitation and Superior Proposal Provisions,” if (i) PHX has received a bona fide written Company Acquisition Proposal that has not been withdrawn and did not result from a breach (other than a de minimis breach) of the obligations set forth in the applicable non-solicitation provisions of the Merger Agreement, (ii) the PHX Board determines in good faith, after consultation with outside counsel and its financial advisors, (A) that such Company Acquisition Proposal constitutes a Superior Company Proposal and (B) in light of such Superior Company Proposal, and absent any further revisions to the terms and conditions of the Merger Agreement, that the failure to take the actions summarized in bullet points below would be inconsistent with the directors’ fiduciary duties under applicable, (iii) PHX shall have provided (the “Company Notice”) to Parent at least five Business Days’ prior written notice (such period, the “Company Notice Period”) of PHX’s intention to take such action, which Company Notice shall specify the material terms and conditions of such Company Acquisition Proposal (and include a copy of the most current proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal) and state that the PHX Board has determined in good faith, after consultation with its financial advisors and outside counsel, that failure to take the actions summarized in bullet points below would be inconsistent with the directors’ fiduciary duties under applicable law, and that the PHX Board intends to effect a Company Change of Board Recommendation or, if applicable, terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Company Proposal in accordance with the Merger Agreement, absent revisions to the terms and conditions of the Merger Agreement that would cause such Company Acquisition Proposal to cease to constitute a Superior Company Proposal; (iv) during the Company Notice Period, if requested by Parent, PHX shall have, and shall have caused its legal and financial advisors to, engaged or engage, as applicable, in good faith negotiations with Parent regarding any adjustment or amendment to the Merger Agreement or any other agreement proposed in writing by Parent, so that such Company Acquisition Proposal ceases to constitute a Superior Company Proposal (any material revision to the terms of a Superior Company Proposal, including any revision in price, will cause the Company Notice Period to be extended to ensure that at least three Business Days remain in the Company Notice Period subsequent to the time PHX notifies Parent of any such material revision, and that the Company Notice Period may be extended multiple times), the intent and purpose of which is to amend the Merger Agreement in such a manner that obviates the need for the actions summarized in bullet points below, (v) the PHX Board has considered in good faith any revisions to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by the preceding clause (iv) or otherwise; and (vi) at the end of the Company Notice Period, such Company Acquisition Proposal has not been withdrawn, and the PHX Board reaffirms in good faith after consultation with its financial advisors and outside counsel that such Company Acquisition Proposal continues to constitute a Superior Company Proposal (taking into account any changes to the Merger Agreement proposed by Parent as a result of the negotiations required by the preceding clause (iv) or otherwise) such that the PHX Board’s failure to take the actions summarized in bullet points below would be inconsistent with the directors’ fiduciary duties under applicable law, the PHX Board may at any time prior to the Acceptance Time:
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effect a Company Change of Board Recommendation with respect to such Superior Company Proposal or

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terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Company Proposal in accordance with the Merger Agreement and, in such case, provided, that PHX pays, or cases to be paid, to Parent the Company Termination Fee (as defined below) prior to or concurrently with such termination.

The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement summarized above in the subsection entitled “No Solicitation and Superior Proposal Provisions,” the PHX Board may, at any time prior to the Acceptance Time, effect a Company Change of Board Recommendation in response to a Company Intervening Event if (i) PHX has provided to Parent written notice, at least five Business Days prior to any meeting of the PHX Board at which the PHX Board will consider whether such Company Intervening Event requires the PHX Board to take such action, specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed description of facts relating to the underlying Company Intervening Event; (ii) the PHX Board has determined in good faith, after consultation with its financial advisors and outside counsel, that the failure to effect a Company Change of Board Recommendation absent any revision to the terms and conditions of the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law; (iii) following such meeting, PHX provides to Parent a written notice (a “Notice of Intervening Event”) to the effect that the PHX Board has determined in good faith, after consultation with its financial advisors and outside counsel, that the PHX Boad proposes to effect a Company Change of Board Recommendation absent any revision to the terms and conditions of the Merger Agreement; (iv) during the period from the time the Notice of Intervening Event is provided until the end of the fifth Business Day thereafter (such period, the “Notice of Intervening Event Period”) (each material development with respect to a Company Intervening Event will cause the Notice of Intervening Event period to be extended to ensure that at least three Business Days remain in the Notice of Intervening Event Period subsequent to the time PHX notifies Parent of any such material development, and that the Notice of Intervening Event Period may be extended multiple times), if requested by Parent, PHX shall have, and shall have caused its legal and financial advisors to, engaged or engage, as applicable, in good faith negotiations with Parent regarding any amendments to the Merger Agreement proposed by Parent, the intent and purpose of which is to amend the Merger Agreement in such manner that obviates the need for such Company Change of Board Recommendation; (v) the PHX Board has considered in good faith any revisions to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by the preceding clause (iv) or otherwise and (vi) the PHX Board has determined in good faith (taking into account any changes to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by the preceding clause (iv) or otherwise), after consultation with its financial advisors and outside counsel, that the failure to make a Company Change of Board Recommendation in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.
The Merger Agreement provides that nothing contained in the Merger Agreement shall prohibit PHX or the PHX Board from (i) taking and disclosing to the stockholders of PHX a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, and complying with Rule 14d-9 promulgated under the Exchange Act and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any legally required disclosure to the PHX stockholders or (iii) making a “stop, look and listen” statement (or substantially similar communication) pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided, that such statement will constitute a Company Change of Board Recommendation if the PHX Board fails to expressly and publicly reaffirm the Company Board Recommendation in such disclosure or communication.
As defined in the Merger Agreement, “Company Change of Board Recommendation” means the PHX Board:
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fails to make, withholds or withdraws (or changes, modifies, amends or qualifies) (or publicly proposes to fail to make, withhold or withdraw (or change, modify, amend or qualify)) the recommendation that PHX’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”),

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approves, endorses, adopts, recommends or otherwise declares advisable (or publicly proposes, or announces an intention, to approve, endorse, adopt, recommend or otherwise declare advisable), any Company Acquisition Proposal,

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fails to include the Company Board Recommendation in the Schedule 14D-9,

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if any Company Acquisition Proposal has been made public, fails to reaffirm the Company Board Recommendation upon request of Parent within the earlier of two Business Days prior to the then-scheduled Expiration Time or three Business Days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal,

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fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within 10 Business Days after the commencement of such Company Acquisition Proposal,

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resolves or agrees to change or modify the election that the Merger Agreement and the Merger be governed pursuant to Section 251(h) of the DGCL or

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resolves or agrees to take any of the foregoing actions; provided, however, that (i) any written notice of PHX’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with the Merger Agreement and in and of itself shall not be deemed a Company Change of Board Recommendation, and (ii) Parent may make such an above-summarized reaffirmation request only once with respect to such Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently publicly modified in which case Parent may make such request once each time such a modification is made.

As defined in the Merger Agreement, “Company Intervening Event” means a material fact, event, change, condition, occurrence, effect, development, circumstance or set of circumstances with respect to PHX and its subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable (with respect to substance or timing) to the PHX Board as of or prior to May 8, 2025 and (b) first becomes known to the PHX Board after the execution of the Merger Agreement and at any time prior to the Acceptance Time; provided, however, that none of the following will be deemed to constitute, or, in and of itself be considered in determining whether there has been, a Company Intervening Event: (x) the receipt, existence of or terms of a Company Acquisition Proposal or a Superior Company Proposal or any inquiry or communications or any matters relating thereto or consequence thereof or (y) changes in the market price or trading volume of the Shares or the fact that PHX meets or exceeds internal or published projections, budgets, forecasts or estimates or revenues, earnings or other financial results for any period.
Access to Information
The Merger Agreement provides that from May 8, 2025 until the Effective Time, PHX will give Parent, Merger Sub and their respective Representatives reasonable access, during normal business hours and in such a manner as not to interfere unreasonably with the operation of any business conducted by PHX and its subsidiaries, and upon reasonable prior written notice to PHX, to the officers, employees, properties, permits, offices and other facilities of PHX and its subsidiaries and to the books and records thereof, subject in each case to certain limitations relating to confidentiality, attorney-client privilege, and limitations under applicable law or regulations.

Director and Officer Indemnification
The Merger Agreement provides that, subject to certain limitations on premiums, for six years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of PHX and its subsidiaries to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors and officers of PHX and each PHX subsidiary and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of PHX or any of its subsidiaries (collectively, the “Covered Persons”) under and to the same extent such persons are indemnified as of May 8, 2025 by PHX or any of its subsidiaries pursuant to (i) indemnification, expense advancement and exculpation provisions in PHX’s certificate of incorporation, PHX’s bylaws or the equivalent organizational or governing documents of any PHX subsidiary, and (ii) any indemnification agreements in existence on May 8, 2025 with any Covered Person and made available to Parent prior to May 8, 2025 (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable law or regulation, from and against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened proceeding or investigation to each Covered Person to the fullest extent permitted by law or regulation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions in their capacity as directors and officers of PHX or its subsidiaries or as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of PHX or its subsidiaries, in each case occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding or investigation with respect to the matters subject to indemnification pursuant to the provisions summarized in this paragraph in accordance with the procedures (if any) set forth in PHX’s certificate of incorporation, PHX’s bylaws or the equivalent organizational or governing documents of any PHX subsidiary, and any Existing Indemnification Agreements, as applicable. Notwithstanding anything in the Merger Agreement to the contrary, if any proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification, expense advancement or exculpation under the provisions summarized in this paragraph on or prior to the sixth anniversary of the Effective Time, the provisions the provisions summarized in this paragraph shall continue in effect until the final disposition of such proceeding or investigation.
Reasonable Best Efforts to Consummate the Merger
The Merger Agreement provides that each of PHX, Parent and Purchaser will use its respective reasonable best efforts to, subject to the terms and conditions summarized in this subsection:
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take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable under applicable law or regulation or otherwise to consummate and make effective the Merger, the Offer and the other transactions contemplated by the Merger Agreement as promptly as practicable;

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take all such actions (if any) as may be required to cause the expiration of the notice periods under applicable competition laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended with respect to such transactions as promptly as practicable after the execution of the Merger Agreement;

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(I) obtain as promptly as practicable (A) from any governmental entity any and all consents, notices, licenses, permits, waivers, approvals, authorizations, orders, registrations, rulings and clearances required to be obtained by Parent, Purchaser or PHX, or any of their respective subsidiaries, to effect the Closing as promptly as practicable, and in any event not later than three Business Days prior to the Outside Date, and to avoid any action or proceeding by any governmental entity or any other person, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Offer, and (B) from any third party any and all consents, notices, licenses, permits, waivers, approvals, authorizations and registrations that are required to be obtained or made by Parent, Purchaser or PHX, or any of their respective subsidiaries, in connection with the transactions contemplated by the Merger Agreement, and in the case of this clause (B), only to the extent that Parent, Purchaser or PHX reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made; and (II) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents necessary to obtain the consents, approvals and other deliverables set forth in clauses (A) and (B) above, and take all reasonable steps as may be necessary to obtain all such consents, approvals and other deliverables;
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cause the satisfaction of all Offer Conditions and Merger Conditions (as defined below), in each case, within its control; and

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as promptly as reasonably practicable after May 8, 2025, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, the Merger and the Offer required under any other applicable law or regulation, provided that all filing fees related to the filings by the parties under any competition laws, if any, shall borne by Parent. Notwithstanding anything to the contrary in the Merger Agreement, PHX shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any person (including any governmental entity) under any contract.

Notwithstanding anything in the Merger Agreement to the contrary, none of Parent, Purchaser or and of their respective affiliates, including WhiteHawk, shall be under any obligation to do any of the following:
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sell or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, specific assets or categories of assets or areas of business of PHX or its subsidiaries or any other assets or areas of business that are (1) currently owned by Parent, Purchaser or any of their respective affiliates, including WhiteHawk, or (2) presently or hereafter sought to be acquired by Parent, Purchaser or any of their respective affiliates, including WhiteHawk;

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terminate any existing relationships and contractual rights and obligations;

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amend or terminate such existing licenses or other intellectual property agreements or enter into such new licenses or other intellectual property agreements (or enter into agreements with the relevant governmental entity giving effect thereto);

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take any actions or make any behavioral commitments, whether or not they limit or modify Parent’s, Purchaser’s, their respective affiliates’ (including WhiteHawk’s), or PHX’s or its subsidiaries’ assets or ability to conduct the business of one or more of its or their operations, divisions, businesses, or product lines or with any of its or their customers, including, after the Closing, the business of PHX and its subsidiaries;

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enter into any agreements, including with the relevant government entity, giving effect to the foregoing; or

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litigate or contest any action, lawsuit or other legal, regulatory or other proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

The Merger Agreement provides that, between May 8, 2025 and the Effective Time, each of Parent and PHX shall not (and PHX shall cause its subsidiaries not to):
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enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest in, or assets of, any person, if such ownership interest or assets would reasonably be expected to result in any material delay in obtaining, or the failure to obtain, any regulatory approvals required in connection with the transactions contemplated thereby (including the Merger and the Offer), or
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take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in any material delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any governmental entity required in connection with the transactions contemplated thereby (including the Merger and the Offer), or which would otherwise reasonably be expected to materially prevent or materially delay the Merger or the Offer.

Additionally, the Merger Agreement provides that, without limiting the generality of any of the provisions summarized in this subsection “Reasonable Best Efforts to Consummate the Merger,” each of Parent, Purchaser and PHX shall:
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give the other parties to the Merger Agreement prompt notice of the making or commencement of any request, inquiry, investigation, action or proceeding by or before any governmental entity with respect to the Merger, the Offer or any of the other transactions contemplated by the Merger Agreement,

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keep the other parties to the Merger Agreement notified as to the status of any such request, inquiry, investigation, action or other proceeding,

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promptly notify the other parties to the Merger Agreement of any oral or written communication to or from any governmental entity regarding the Merger, the Offer, or any of the other transactions contemplated by the Merger Agreement and

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promptly provide to the other parties to the Merger Agreement copies of any written communications received or provided by such party, or any of its subsidiaries, from or to any governmental entity with respect to the Merger, the Offer or any other transactions contemplated by the Merger Agreement (excluding notification and report forms filed under the HSR Act, if any).

However, Parent and PHX may, as each reasonably and in good faith deems advisable and necessary, designate any competitively sensitive material provided to the other under the provisions summarized in this subsection “Reasonable Best Efforts to Consummate the Merger” as “Antitrust Counsel Only Material,” which shall be subject to certain customary confidentiality standards.
Public Announcements
The Merger Agreement provides that Parent and Purchaser, on the one hand, and PHX, on the other hand, shall not issue any press release or make any public statement with respect to the Merger, the Offer or the Merger Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), subject to certain customary exceptions.
Section 16 Matters
The Merger Agreement provides that, prior to the Effective Time, the PHX Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of PHX who is a “covered person” of PHX for purposes of Section 16 of the Exchange Act, and the rules and regulations thereunder, of Shares and PHX equity awards pursuant to the Merger Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
Employment and Employee Benefits
The Merger Agreement provides that from and after the Effective Time, PHX shall, and Parent shall cause the Surviving Corporation to, honor all PHX benefit plans in accordance with their terms as in effect immediately prior to the Effective Time (or as such may be amended thereafter in accordance with their terms). In addition, under the Merger Agreement, Parent acknowledges that a “change in control” (or similar phrase) within the meaning of the PHX benefit plans will occur at the Effective Time.

Under the Merger Agreement, for a period commencing on the Closing Date and ending on December 31, 2025, Parent shall provide, or shall cause to be provided, to Continuing Employees (as defined below): (i) a base salary or wage rate and short-term incentive cash compensation opportunities that, in each case, are no less favorable than were provided to the Continuing Employee immediately before the Effective Time, (ii) severance benefits and protections that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time and (iii) retirement, health, welfare and employee and fringe benefits (excluding severance, post-employment welfare, equity or equity-based compensation and defined benefit pension benefits), that are no less favorable in the aggregate than those provided to the Continuing Employee pursuant to the PHX benefit plans made available to Parent.
The Merger Agreement provides that, effective as of the Closing, PHX shall terminate the employment of each of Chad L. Stephens and Ralph D’Amico, PHX’s President and Chief Executive Officer and Chief Financial Officer and Executive Vice President, respectively, and certain other employees identified on the disclosure schedules and thereafter, Parent shall cause PHX to comply in all respects with the terms of the applicable PHX severance agreements and policies in effect as of immediately prior to the Closing, including, without limitation, the Amended and Restated Change-in-Control Executive Severance Agreements previously entered into between PHX and each of Messrs. Stephens and D’Amico. As described in the subsection titled “Treatment of PHX Restricted Shares in the Merger” above, pursuant to the terms of the plan and award agreements governing the applicable PHX Time-Based Restricted Shares, such terminations will result in the vesting as of such termination of the Restricted Cash Awards into which each such person’s PHX Time-Based Restricted Shares were converted. On the Closing Date, Parent shall wire funds in respect of applicable severance obligations and pro-rated target bonus amounts in respect of the calendar year in which the Closing Date occurs (the “Pro-Rated Bonuses”) to PHX’s payroll provider and the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, cause the payroll provider to pay to each recipient, through the Surviving Corporation’s normal payroll procedures at the time and in the manner required by the applicable PHX benefit plan (less any applicable withholding taxes), it being understood that such Pro-Rated Bonuses shall be paid (i) promptly (and in any event within three Business Days) following any termination of the applicable employee’s employment without “cause” (as defined in PHX’s Amended and Restated 2021 Long-Term Incentive Plan) and (ii) otherwise, on the 90th day following the Closing Date, subject to the applicable Continuing Employee’s continued employment with the Surviving Corporation through such time. Payment of the Restricted Cash Awards, amounts in respect of Performance-Based Restricted Shares and any payments required to be made in connection with the aforementioned terminations on the Closing Date shall be subject to the holder thereof timely executing (and not revoking) a general release of claims in the form mutually agreed to by Parent and PHX.
The Merger Agreement provides that, from and after the Closing Date, subject to certain limitations set forth in the Merger Agreement:
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for purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and its subsidiaries (each, a “Parent benefit plan”) each Continuing Employee shall be credited with his or her years of service with PHX and its subsidiaries to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar PHX benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time, other than (x) for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits, (y) under any defined benefit plan or (z) to the extent that its application would result in a duplication of benefits;

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each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent benefit plans to the extent that coverage under such Parent benefit plan is comparable to PHX benefit plan in which such Continuing Employee participated immediately prior to the Effective Time and for such purposes, Parent shall use its commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such Parent benefit plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable PHX benefit plans;

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Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year of the PHX benefit plans ending on the date such employee’s participation in the corresponding Parent benefit plan begins to be taken into account under such Parent benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent benefit plan.
If requested by Parent in writing at least five days prior to the Closing Date, PHX will take all actions necessary to effect the termination of the 401(k) plan sponsored by PHX, effective as of immediately preceding the Effective Time.
Prior to making any written or other material communications to the employees of PHX or its subsidiaries pertaining to post-Closing compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, PHX will be required to provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and PHX will consider any such comments in good faith.
“Continuing Employee” is defined in the Merger Agreement as each employee of PHX or its subsidiaries immediately before the Effective Time who continues employment with the Surviving Corporation or any subsidiary of the Surviving Corporation following the Effective Time. The Merger Agreement provides that the provisions of the Merger Agreement which are summarized in this section entitled “Employment and Employee Benefits” were included in the Merger Agreement for the sole benefit of the parties to the Merger Agreement, and do not create any right in any other person, including any Continuing Employee.
Conditions to the Merger
The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions (the “Merger Conditions”), any and all of which may be waived in whole or in part by mutual consent of the parties to the Merger Agreement, as the case may be, to the extent permitted by applicable law:
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Purchaser shall have irrevocably accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer and Purchaser shall have consummated the Offer; and

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No governmental entity having jurisdiction over the parties to the Merger Agreement shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Termination of the Merger Agreement
Rights to Terminate the Merger Agreement
The Merger Agreement provides that the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned by mutual written agreement of PHX and Parent, by action of their respective boards of directors, at any time prior to the Effective Time.
The Merger Agreement additionally provides that the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time by written notice by the terminating party to the other party under the following circumstances:
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by either PHX or Parent, if the Acceptance Time shall not have occurred on or before the Outside Date; provided, that the right to terminate the Merger Agreement in such manner shall not be available to any party whose material breach of the Merger Agreement (including, in the case of Parent, any material breach by Purchaser) is the principal cause of the failure of the Acceptance Time to occur by the Outside Date;

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by either PHX or Parent, if any court of competent jurisdiction or any other governmental entity having jurisdiction over any of the parties to the Merger Agreement shall have issued any order, or any law or regulation shall be in effect that was enacted, promulgated or deemed applicable to the Offer or the Merger by any governmental entity having jurisdiction over the parties to the Merger Agreement, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (1) prior to the Acceptance Time, the consummation of the Offer, or (2) prior to the Effective Time, the consummation of the Merger, and, in each case, such order, law or regulation shall have become final and nonappealable; provided, that the right to terminate the Merger Agreement in such manner shall not be available to any party whose material breach of the Merger Agreement (including, in the case of Parent, any material breach by Purchaser) has been the principal cause of the existence, enactment, promulgation or deemed applicability such order or law;
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by Parent, at any time prior to the Acceptance Time, if the PHX Board shall have effected a Company Change of Board Recommendation;

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by PHX, at any time prior to the Acceptance Time, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if PHX has complied with its obligations under the Merger Agreement as summarized above in the subsection “Change of Recommendation” and has not breached (other than a de minimis breach) its obligations under the Merger Agreement as summarized above in the subsections “No Solicitation and Superior Proposal Provisions” and “Change of Recommendation”; provided, that PHX (i) pays, or causes to be paid, to Parent the Company Termination Fee prior to or concurrently with such termination; and (ii) concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal;

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by Parent at any time prior to the Acceptance Time if (i) there has been a breach by PHX of its representations, warranties or covenants in the Merger Agreement such that certain enumerated Offer Conditions are not capable of being satisfied, (ii) Parent shall have delivered to PHX written notice of such breach and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or 45 days from the date of delivery of such written notice to PHX; provided, that Parent shall not be permitted to terminate the Merger Agreement in such manner if either Parent or Purchaser is then in material breach of their respective obligations under the Merger Agreement;

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by PHX if (i) there has been a breach by Parent or Purchaser of any of their representations, warranties or covenants contained in the Merger Agreement such that any Merger Condition is not capable of being satisfied, (ii) PHX shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure or shall have not been cured within the earlier of the Outside Date or 45 days from the date of delivery of such written notice to Parent; provided, that PHX shall not be permitted to terminate the Merger Agreement in such manner if PHX is then in material breach of its obligations under the Merger Agreement;

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by either PHX or Parent at any time prior to the Acceptance Time if (i) an Offer condition has failed during the pendency of the Offer (other than a condition that by its nature is to be satisfied as of immediately prior to the Expiration Time) and such condition is not waived by Purchaser, (ii) the Offer shall have expired (without having been extended) without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or (if permitted by applicable law) waived, in each case without Purchaser having accepted Shares for payment pursuant to the Offer, or (iii) the Offer shall have been terminated in accordance with the terms of the Merger Agreement without Purchaser having accepted Shares for payment pursuant to the Offer; provided, however, in each case, that the right to terminate the Merger Agreement in such manner shall not be available to any party whose material breach of the Merger Agreement (including, in the case of Parent, any such breach by Purchaser) is the principal cause of the failure of such condition (including the Minimum Condition); or

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by PHX if, at any time following the Expiration Time, (i) the Offer Conditions have been satisfied or (if permitted by applicable law) waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with the Merger Agreement); (ii) Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with the Merger Agreement; (iii) PHX provides written notice to Parent following such failure (A) of PHX’s intention to terminate the Merger Agreement pursuant to the provision summarized in this bullet if Purchaser fails to accept to purchase Shares validly tendered (and not validly withdrawn) in accordance with

Article 1 of the Merger Agreement and (B) PHX is ready, willing and able to consummate the Closing on such date of notice and at all times during the three Business Day period immediately thereafter; and (iv) Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer prior to the expiration of such three Business Day period; provided, that the right to terminate the Merger Agreement in such manner shall not be available to PHX if PHX is then in material breach of its obligations under the Merger Agreement (this provision, the “Purchaser Failure Termination Provision”).
Effect of Termination
The Merger Agreement provides that if the Merger Agreement is terminated pursuant to the provisions of the Merger Agreement which are summarized above, the Merger Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, PHX, Purchaser or their respective related parties; provided that, subject to the terms of the Merger Agreement, (i) any such termination shall not relieve any party to the Merger Agreement from liability for any fraud or willful breach prior to such termination and (ii) certain provisions of the Merger Agreement relating to confidentiality, publicity, the effect of termination, fees and expenses, definitions, amendments, waiver and other enumerated general provisions will survive any termination of the Merger Agreement.
Termination Fee and Expenses
The Merger Agreement provides that if the Merger Agreement is validly terminated by (i) Parent if the PHX Board shall have effected a Company Change of Board Recommendation (as summarized above) or (ii) PHX in order to enter into a definitive agreement with respect to a Superior Company Proposal (as summarized above), PHX shall pay Parent prior to or concurrently with such termination, in the case of a termination by PHX, or within three Business Days thereafter, in the case of a termination by Parent, an amount in cash equal to $6.8 million.
The Merger Agreement provides that if the Merger Agreement is validly terminated (A) by either Parent or PHX if the Acceptance Time has not occurred by the Outside Date (as summarized above) and at such time certain Offer Conditions and Merger Conditions shall have been satisfied or (B) by Parent if there has been a breach by PHX of its representations, warranties or covenants in the Merger Agreement such that certain enumerated Offer Conditions are not capable of being satisfied (as summarized above); and, after May 8, 2025 and prior to the date of such termination, a bona fide Company Acquisition Proposal shall have been made to the PHX Board and shall have become publicly known or shall have been publicly made, and (ii) within 12 months after such termination PHX enters into a definitive agreement with respect to any Company Acquisition Proposal which is later consummated or the transactions contemplated by any Company Acquisition Proposal are consummated (which need not be the same Company Acquisition Proposal that was made publicly known or disclosed publicly prior to the termination of the Merger Agreement), then PHX shall pay Parent an amount in cash equal to $6.8 million by wire transfer of same-day funds upon consummation of such transaction. For purposes of this summarized provision, references to “15% or more” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than 50%.”
The Merger Agreement provides that if the Merger Agreement is terminated by PHX pursuant to (i) the Purchaser Failure Termination Provision or (ii) the Acceptance Time having not occurred by the Outside Date under circumstances in which PHX would have been entitled to terminate the Merger Agreement pursuant to the Purchaser Failure Termination Provision, Parent shall pay PHX, within two Business Days following such termination, an amount in cash equal to $6.8 million.
Amendment of the Merger Agreement
The Merger Agreement provides that, at any time prior to the Effective Time, the Merger Agreement may be amended by written agreement of each of PHX, Parent and Purchaser, provided, that, certain provisions related to the Debt Financing may only be amended with the prior written consent of the Debt Financing Sources.

Specific Performance of the Merger Agreement
The Merger Agreement provides that the parties to the Merger Agreement will be entitled to an injunction to prevent or remedy breaches of the Merger Agreement and to specific performance of the terms of the Merger Agreement.
Additionally, the Merger Agreement provides that PHX shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Purchaser’s obligations to consummate the Offer and the Merger and cause the Equity Financing to be funded to fund the Offer and the Merger (including to cause Parent to enforce the obligations of any guarantor under the Equity Commitment Letters to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters) in each case in the event and only in the event that each of the following requirements have been satisfied:
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the Offer Conditions have been satisfied or (if permitted by applicable law) waived prior to the Expiration Time;

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no party shall have validly terminated the Merger Agreement;

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the Debt Financing has been funded in accordance with the terms thereof or will or would be funded in accordance with the terms thereof so as to enable Parent and Purchaser to comply with their obligations to pay for the Shares, if the Equity Financing were funded in accordance with the terms thereof;

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PHX has irrevocably confirmed in writing to Parent that PHX stands ready, willing and able to effect the Closing if specific performance is granted and the Equity Financing and Debt Financing are funded; and

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Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with Article 1 of the Merger Agreement following written notice from PHX as summarized above.

Other Agreements
Tender and Support Agreements
The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the forms of Tender and Support Agreements, copies of which are filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender and Support Agreements, you are encouraged to read the full text of the forms of Tender and Support Agreements.
In connection with the execution and delivery of the Merger Agreement, the Supporting Stockholders entered into the Tender and Support Agreements. As of May 8, 2025, the Supporting Stockholders collectively beneficially owned approximately 10% of the outstanding Shares on a fully diluted basis.
Pursuant to the Tender and Support Agreements, the Supporting Stockholders have agreed, among other things, and subject to the terms thereof, to (a) tender in the Offer all Shares beneficially owned by such Supporting Stockholders (other than any PHX Restricted Shares) and not withdraw any such Shares that have been tendered (such Shares, collectively, representing approximately 4.2% of the outstanding Shares as of May 8, 2025), (b) attend any and all meetings of the holders of Shares; (c) vote, express consent or dissent, issue instructions to the record holder to vote the subject Shares or otherwise utilize such voting power in accordance with the Tender and Support Agreements at any annual or special meeting of PHX as Parent or its proxy shall, in Parent’s sole discretion, deem proper with respect to the subject Shares and (d) not consent to: (i) any action, agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay, discourage or adversely affect, in each case in any material respect, the consummation of the Merger, (ii) any Company Acquisition Proposal, (iii) any merger, acquisition, sale, transfer of a material portion of the rights or other assets of PHX, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by PHX, or any other extraordinary transaction involving PHX (other than the Merger); (iv) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of Supporting Stockholders under the Tender and Support Agreements or PHX under the Merger Agreement; (v) any change in the PHX Board; or (vi) any material change in the capitalization of PHX’s corporate structure.
Financing Agreements
Equity Commitment Letters
On May 8, 2025, in connection with the execution and delivery of the Merger Agreement, Equity Commitment Letters were entered into between each Equity Investor, Parent and Merger Sub, pursuant to which the Equity Investors committed to provide the aggregate Equity Commitment amount (as outlined in Section 9 — “Sources and Amounts of Funds” above) by funding such amount into an account designated by Parent no later than six business days prior to the Expiration Time so long as no party has terminated the Merger Agreement prior to such time. Additionally, pursuant to the Equity Commitment Letters, Parent paid on or promptly following signing, a commitment fee to each Equity Investor (other than WhiteHawk), equal to 1% of each Equity Investor’s Equity Commitment.
The authority of Parent and Merger Sub to utilize the Equity Commitment to effectuate the transaction is conditioned on (a) the conditions set forth in Annex A of the Merger Agreement having been satisfied or (if permitted by applicable Law) waived; (b) no party having validly terminated the Merger Agreement in accordance with its terms; and (c) the Debt Financing having been funded or will or would be concurrently funded in accordance with the terms of the Debt Commitment Letter.
Each Equity Investor’s Equity Commitment terminates upon the earliest of (a) the Closing; (b) the termination of the Merger Agreement; (c) funding by the Equity Investor of its Equity Commitment; or (d) PHX bringing a lawsuit against an Equity Investor alleging breach of the terms of the Equity Commitment Letter.
This summary of the Equity Commitment Letters does not purport to be complete and is qualified in its entirety by reference to the form of the Equity Commitment Letters, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.
Limited Guarantee
On May 8, 2025, in connection with the execution and delivery of the Merger Agreement, PHX and WHIC entered into a limited guarantee in favor of PHX (the “Limited Guarantee”), pursuant to which, among other things, WHIC agreed to guarantee the payment and performance of (a) either (i) Parent’s obligation to pay PHX a reverse termination fee of $6.8 million upon termination of the Merger Agreement under certain specified circumstances set forth in the Merger Agreement or (ii) Parent’s obligation to cause to be funded an amount equal to the Equity Commitment received by Parent pursuant to the Equity Commitment Letters, solely in the event that specific performance with respect to such obligation is awarded against Parent pursuant to the Merger Agreement, but subject to the terms thereof, and (b) up to $100,000 in certain reimbursement and/or indemnification obligations of Parent that may arise pursuant to the financing cooperation provisions of the Merger Agreement, subject in each case to the terms and conditions of the Limited Guarantee.
This summary of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the Limited Guarantee, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.
Debt Commitment Letter
WhiteHawk and EIG Credit Management Company, LLC (“EIG CMC”) have entered into a debt commitment letter, dated May 8, 2025 (the “Debt Commitment Letter”), pursuant to which EIG CMC has agreed that one or more investment funds, accounts or entities advised by, sub-advised by, managed by or affiliated with EIG CMC and/or one of its controlled affiliates shall provide to WhiteHawk a senior secured first lien incremental note facility in an aggregate principal amount equal to $100 million (the “Debt Financing”), which amount may be reduced at the election of WhiteHawk on a dollar-for-dollar basis up to $25 million in the aggregate in the event of a corresponding increase in the amount of the Equity Commitment. The obligations of EIG CMC to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including receipt of executed loan documentation, satisfaction of the conditions to, and substantially concurrent consummation of, the Offer and Merger, contribution of the Equity Financing pursuant to the Equity Commitment Letters, and other customary closing conditions for financings of this type.
Assuming the satisfaction of the applicable conditions, the Debt Financing will be funded to the agent one Business Day prior to the Effective Time. This summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter, which is filed as Exhibit (b)(1) of the Schedule TO and is incorporated herein by reference.
Confidentiality Agreement
The SPV and PHX entered into a Confidential Disclosure Agreement with an effective date of January 23, 2025 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, the SPV and PHX agreed that, subject to certain exceptions, certain non-public, confidential and/or proprietary information PHX may make available to the SPV and its affiliates (including WhiteHawk) in connection with discussions concerning a possible transaction involving the outstanding equity of PHX, will not be disclosed or used for any other purpose.
This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.
12.
Purpose of the Offer; Plans for PHX

Purpose of the Offer
The purpose of the Offer is for WhiteHawk, through Parent and Purchaser, to acquire control of, and the entire equity interest in, PHX. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter (but in any event on the same Business Day).
The PHX Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of PHX and PHX’s stockholders, and declared it advisable for PHX to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by PHX of the Merger Agreement, the performance by PHX of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions therein; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL; and (iv) recommended that PHX’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
If the Offer is consummated, we do not anticipate seeking the approval of PHX’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of stock of such constituent corporation, and of each class or series thereof, that, absent the applicable provisions of Section 251(h), would be required to adopt the agreement of merger by this chapter and by the certificate of incorporation of such constituent corporation, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, and assuming satisfaction of the Merger Conditions, we are required to complete the Merger without a vote of PHX’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for PHX
In connection with WhiteHawk’s consideration of the Offer, WhiteHawk has developed a plan, on the basis of available information, for the combination of the business of PHX with that of WhiteHawk.
WhiteHawk plans to integrate PHX’s business into WhiteHawk. WhiteHawk will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.
Except as set forth in this Offer to Purchase and the Merger Agreement, WhiteHawk, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving PHX or any of its Subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of PHX or any of its Subsidiaries, (iii) any material change in PHX’s capitalization or dividend policy or (iv) any other material change in PHX’s corporate structure or business.
13.
Certain Effects of the Offer

It is expected that the Merger will be consummated pursuant to Section 251(h) of the DGCL promptly after the consummation of the Offer (but in any event on the same Business Day). Immediately following the Merger, all of the outstanding shares of PHX’s common stock will be held by Parent.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable thereafter (but in any event on the same Business Day), subject to the satisfaction or waiver of the Merger Conditions.
Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on the New York Stock Exchange if, among other things, PHX does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Parent will seek to cause the listing of Shares on the New York Stock Exchange to be discontinued as soon after the consummation of the Offer as the requirements for termination of the listing are satisfied.
If the New York Stock Exchange were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of PHX to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by PHX to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to PHX, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of PHX and persons holding “restricted securities” of PHX to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the New York Stock Exchange. We intend to cause the delisting of the Shares from the New York Stock Exchange and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.
Dividends and Distributions

The Merger Agreement provides that from May 8, 2025 to the Effective Time, without the prior written consent of Parent, PHX will not authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than dividends paid by a wholly owned subsidiary of PHX to PHX or another wholly owned subsidiary of PHX), other than regular quarterly cash dividends with customary record and payment dates on Shares not in excess of $0.04 per Share.
15.
Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the conditions below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate the Offer at any scheduled Expiration Time or amend or terminate the Offer as permitted by the Merger Agreement, if (i) the Minimum Condition shall not be satisfied by the then-scheduled Expiration Time; or (ii) any of the following additional conditions shall not be satisfied:
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(i) no Governmental Entity having jurisdiction over any of the parties to the Merger Agreement shall have (A) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time that has the effect of making the Offer, the acquisition of Company Common Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Common Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any Order that is in effect as of immediately prior to the Expiration Time that has the effect of making the Offer, the acquisition of Company Common Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Common Shares by Parent or Merger Sub, or the Merger or (ii) there shall not be pending or threatened by any Governmental Entity any action, inquiry, request for information, or investigation, challenging or seeking to restrain, prohibit, prevent, enjoin, investigate, alter or delay the consummation of the Offer, the acquisition of Company Common Shares by Parent or Merger Sub, or the Merger (the “No Legal Restraint Condition”);

•
(i) (A) each of the representations and warranties contained in Section 4.3, and Section 4.11(k) of the Merger Agreement shall be true in all respects when made and as of immediately prior to the Expiration Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which need only be true in all respects as of such specified date), (B) the representation and warranty contained in Section 4.10(b) of the Merger Agreement shall be true in all respects when made, (C) the representations and warranties contained in Sections 4.2(a), (b), and (c) of the Merger Agreement shall be true in all respects when made and as of immediately prior to the Expiration Time as if made at and as of such time (other than such representation or warranty that is made as of a specified date, which need only be true in all respects as of such specified date), except that any de minimis inaccuracies shall be disregarded, and (D) each of the representations and warranties in Section 4.1, Section 4.2(d), the first sentence of Section 4.4, Section 4.20, Section 4.22 and Section 4.23 of the Merger Agreement, to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects, when made and as of immediately prior to the Expiration Time as if made at and as of such time (other than any of the foregoing representations and warranties referenced in this clause “(D)” that is made only as of a specified date, which need only be true, to the extent not qualified as to materiality or “Company Material Adverse Effect,” in all material respects, and to the extent so qualified, in all respects, in each case as of such specified date), and (ii) each of the representations and warranties in Article 4 of the Merger Agreement (other than the representations and warranties referred to in clause “(i)” of this clause “(b)”), disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Expiration Time as if made at and as of such time (other than any of the foregoing representations and warranties referenced in this clause “(ii)” that are made only as of a specified date, which need only to be true as of such specified date), except where the failure to be so true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
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PHX shall have complied with or performed in all material respects its agreements, obligations and covenants required to be complied with or performed by it prior to the Expiration Time under the Agreement;

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since May 8, 2025, there shall not have been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

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PHX shall have delivered to Parent a certificate, signed on behalf of PHX by its chief executive officer, certifying that the conditions set forth in clauses (b), (c) and (d) shall have been satisfied;

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the Company Board shall not have effected a Company Change of Board Recommendation; and

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the Merger Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC and except for the Minimum Condition and the Termination Condition (each of which may only be waived with the prior written consent of PHX).
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act
16.
Certain Legal Matters; Regulatory Approvals

General.   Based on our examination of publicly available information filed by PHX with the SEC and other publicly available information concerning PHX, we are not aware of any governmental license or regulatory permit that appears to be material to PHX’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. However, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to PHX’s business or that certain parts of PHX’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Time without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the No Legal Restraint Condition. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance
Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”)), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares pursuant to the Offer or the consummation of the Merger requires a filing under the HSR Act due to the availability of applicable exemptions.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or PHX to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offer.”
Based upon an examination of publicly available information and other information relating to the businesses in which PHX is engaged, WhiteHawk and PHX believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither WhiteHawk nor PHX can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”
17.
Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL, and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive, in lieu of the Merger Consideration, payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or shall direct the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
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within the later of the consummation of the Offer and 20 days after the date of initial mailing of the formal notice of appraisal, deliver to PHX a written demand for appraisal of Shares beneficially held, which demand must reasonably inform PHX of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

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not tender such stockholder’s Shares in the Offer (or, if tendered, properly and subsequently withdraw such Shares prior to the Acceptance Time);

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continuously hold of record or beneficially own such Shares from the date on which the written demand for appraisal is made through the Effective Time; and

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comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter; and in the case of a beneficial owner, the demand must (i) reasonably identify the holder of record of the shares for which the demand is made, (ii) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Court of Chancery.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9 and is made available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
18.
Fees and Expenses

Purchaser has retained Innisfree M&A Incorporated to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of WhiteHawk, Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of WhiteHawk, Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of WhiteHawk, Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.
Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, PHX has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the PHX Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning PHX” above.
WhiteHawk Merger Sub, Inc.
May 22, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND WHITEHAWK
1.
PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the director and executive officer of Purchaser are set forth below. The business address of Purchaser is 2000 Market Street, Suite 910, Philadelphia, PA 19103. The telephone number at such office is (610) 484-3412. The director and executive officer listed below is a citizen of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Jeffrey Slotterback Sole Director, President, Treasurer, Secretary	Chief Financial Officer of WhiteHawk Energy, LLC Director, Chief Financial Officer, Treasurer and Secretary of WhiteHawk Income Corporation

2.
PARENT

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each executive officer of Parent are set forth below. The business address of Parent is 2000 Market Street, Suite 910, Philadelphia, PA 19103. The telephone number at such office is (610) 484-3412. The executive officer listed below is a citizen of the United States. Parent does not have any directors and is managed by WhiteHawk.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Jeffrey Slotterback Sole Director, President, Treasurer, Secretary	Chief Financial Officer of WhiteHawk Energy, LLC Director, Chief Financial Officer, Treasurer and Secretary of WhiteHawk Income Corporation

3.
WHITEHAWK

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of WhiteHawk are set forth below. The business address of each such director and executive officer is 2000 Market Street, Suite 910, Philadelphia, PA 19103. The telephone number at such office is (610) 484-3412. All directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Daniel Herz Chairman of the Board, Director, Chief Executive Officer	Chief Executive Officer of WhiteHawk Energy, LLC Chairman of the Board, Director, Chief Executive Officer of WhiteHawk Income Corporation
Jeff Smith Director, President	President of WhiteHawk Energy, LLC Director and President of WhiteHawk Energy, LLC
Jeffrey Slotterback Director, Chief Financial Officer, Treasurer, Secretary	Chief Financial Officer of WhiteHawk Energy, LLC Director, Chief Financial Officer, Treasurer and Secretary of WhiteHawk Income Corporation
Michael Downs Director, Chief Operating Officer	Chief Operating Officer of WhiteHawk Energy, LLC Director and Chief Operating Officer of WhiteHawk Income Corporation

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Matthew Heinlein Director, Vice President, Head of Corporate Development & Strategy	Vice President, Head of Corporate Development & Strategy of WhiteHawk Energy, LLC Director, Vice President, Head of Corporate Development & Strategy of WhiteHawk Income Corporation
Peggy Gold Independent Director	Independent Director of WhiteHawk Income Corporation Former Vice President and Head of Investor Services of Resource REIT
Andrew Ceitlin Independent Director	Independent Director of WhiteHawk Income Corporation General Counsel of the Construction Management Division of AECOM
Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
Computershare Trust Company, N.A.
Attn: Voluntary Corporate Actions
150 Royall Street, Suite V
Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-0625
Banks and Brokers may call collect: (212) 750-5833